Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of February 6, 2009

by and among

REPUBLIC SERVICES, INC.,

WASTE CONNECTIONS, INC.

and

THE OTHER ENTITIES PARTY HERETO

Exhibits

Exhibit A - Buyers
Exhibit B - Sellers
Exhibit C - Markets
Exhibit D - Bills of Sale
Exhibit G - Assignment and Assumption Agreements
Exhibit H - Assignment, Assumption and Consent to Leased Real Property
Schedule 1.1(a) - Real Property
Schedule 1.1(b)(i) - Rolling Stock
Schedule 1.1(b)(ii) – Containers at Customer Locations
Schedule 1.1(b)(iii) – Containers Stored on Real Property
Schedule 1.1(b)(iv) - Office Equipment
Schedule 1.1(b)(v) - Inventory
Schedule 1.1(c)(i) - Collection Accounts
Schedule 1.1(c)(ii) - Peachland/Angleton Accounts
Schedule 1.1(c)(iii) - Disposal Accounts/Contracts
Schedule 1.1(c)(iv) - Government Contracts

Schedule 1.1(c)(v) - Transfer Station Operating and Transportation Contracts
Schedule 1.1(c)(vi) - Rolling Stock Leases
Schedule 1.1(c)(vii) - Equipment Leases
Schedule 1.1(c)(viii) - Office Equipment Leases
Schedule 1.1(c)(ix) - Real Estate Leases
Schedule 1.1(c)(x) - Employment Contracts
Schedule 1.1(c)(xi) – Oil and Gas Leases; Gas Purchase Agreements; Royalty, Service, Leachate and Other Agreements
Schedule 1.1(d) - Accounts Receivable
Schedule 1.1(f) - Computer Hardware
Schedule 1.1(g) - IP Rights
Schedule 1.1(h) - Prepaid Assets
Schedule 1.1(j) - Telephone and Fax Numbers
Schedule 1.2(o) - Other Excluded Assets
Schedule 1.3(b) - Deferred Revenue and Customer Deposits
Schedule 1.3(f) - Other Assumed Liabilities
Schedule 1.6 - Purchase Price Allocation
Schedule 2.2(e) – Calculation of WCN Baseline EBITDA
Schedule 2.3(e) – Calculation of Post-Closing Disposal EBITDA
Schedule 3.3 - Consents and Approvals
Schedule 3.4(a) - Compliance With Laws; Permits
Schedule 3.4(b) - Compliance With Laws; Permits
Schedule 3.5 – Assets; Personal Property
Schedule 3.5(c) – Assets; Personal Property
Schedule 3.5(d) - Assets
Schedule 3.6(a) - Real Property
Schedule 3.6(b) - Real Property
Schedule 3.7(a) - Contracts
Schedule 3.7(b) - Contracts
Schedule 3.8 - Taxes
Schedule 3.11(a) - Environmental Compliance
Schedule 3.11(b) - Environmental Compliance
Schedule 3.11(c) - Environmental Compliance
Schedule 3.12 - Employment and Labor Matter
Schedule 3.12(a) - Employment and Labor Matters
Schedule 3.12(b) - Employment and Labor Matters
Schedule 3.12(c) - Employment and Labor Matters
Schedule 3.12(d) - Employment and Labor Matters
Schedule 3.13 - Brokers and Finders
Schedule 4.3 - Consents and Approvals
Schedule 5.1 – Activities of Sellers Prior to Closing
Schedule 6.3(a) - Title Commitments
Schedule 6.3(b)(i) - Surveys
Schedule 6.3(b)(ii) - Surveys
Schedule 6.10(a) - Offered Employees
Schedule 6.10(b) - Assumed Severance and Retention Bonus Liabilities
Schedule 6.19 - Performance Bonds
Schedule 7.1(b) - Third Party Consents
v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is executed and delivered effective as of February 6, 2009, by and among WASTE CONNECTIONS, INC., a Delaware corporation (“WCN”), and those other entities set forth as Buyers on Exhibit A, as such Exhibit may be amended from time to time by WCN prior to the Closing Date (each a “Buyer” and together, the “Buyers”), on the one hand, and REPUBLIC SERVICES, INC., a Delaware corporation (“RSG”), and those other entities set forth as Sellers on Exhibit B (each a “Seller” and together, the “Sellers”), on the other hand.  All capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI of this Agreement.

RECITALS

WHEREAS, Buyers desire to purchase and acquire certain designated Assets principally used or held for use by Sellers in connection with the solid waste collection and disposal business in the geographic markets listed and otherwise described on Exhibit C (the “Markets”), subject to and in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Sellers desire to sell the Assets to Buyers, subject to and in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants in this Agreement and other good and valuable consideration, received to the full satisfaction of each of the parties, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1    Assets.  On the terms and subject to the conditions set forth in this Agreement (including Section 1.7), at the Closing, Sellers shall (and shall cause any Additional Vehicle Sellers to) grant, convey, sell, transfer, deliver and assign to Buyers, and Buyers shall purchase from Sellers, all of the right, title and interest that Sellers possess and have the right to transfer in and to the following assets, as the same shall exist on the Closing Date as contemplated by the final paragraph of this Section 1.1 (collectively, the “Assets”), but excluding the Excluded Assets, free and clear of all Encumbrances, except Permitted Encumbrances and Blanket Liens (which Blanket Liens shall be released by Sellers in accordance with Section 6.18):

(a)    The real property, improvements and fixtures owned by Sellers, and Sellers’ leasehold interests in certain real property and improvements, in each case which are listed on Schedule 1.1(a) (such owned and leased assets of Sellers are referred to as the “Owned Real Property” and the “Leased Real Property,” respectively, and collectively as the “Real Property”);

(b)    The following tangible personal property owned or leased by Sellers as of the Closing: (i) the automobiles, trucks, fork lifts, construction vehicles and other motor vehicles listed on Schedule 1.1(b)(i), together with all attachments and accessions thereto (collectively, the “Rolling Stock”) to the extent registered with any Governmental Authority (collectively, the “Registered Rolling Stock”); (ii) the number of containers and compactors located on-site with a customer that relate to a Collection Account or Peachland/Angleton Account and listed on Schedule 1.1(b)(ii) ; (iii) that number of additional containers and compactors stored on the Real Property and listed on Schedule 1.1(b)(iii) (collectively, together with the containers and compactors listed on Schedule 1.1(b)(ii), the “Containers”); and (iv) all of the furniture and office equipment listed on Schedule 1.1(b)(iv) (collectively, the “Office Equipment”), all inventory of supplies, fuel, parts, shop tools, nuts, bolts, tires and maintenance accessories (collectively, the (“Inventory”) and other tangible assets listed on Schedule 1.1(b)(iv);

(c)    Subject to Section 1.7, the following Contracts:

(i)    All Contracts and other rights to provide small container municipal solid waste commercial collection services to the active customers at the locations on the service routes listed on Schedule 1.1(c)(i) (the accounts to service such customers at the locations on such routes are collectively referred to herein as the “Collection Accounts,” and the Contracts or other rights to service the Collection Accounts are collectively referred to herein as the “Collection Contracts”); Schedule 1.1(c)(i): (A) will be provided within 30 days of the date hereof to identify such Collection Accounts by customer number and zip code  and sets forth, with respect to each Collection Account, the service requirements, container size and standard monthly charge; and (B) will be updated within 5 Business Days prior to the Closing Date to identify the Collection Accounts with respect to the Collection Contracts as of such date by customer name, service address, billing address, number, zip code, service requirements, container size and standard monthly charge; and  (C) will be updated within 5 Business Days following the Closing Date to identify all customer information relating to the final Collection Accounts transferred as of the Closing Date, including customer name, service address, billing address, number, zip code, service requirements, container size and standard monthly charge;

(ii)   All Contracts and other rights to provide collection services to the active customers at the locations on the service routes listed on Schedule 1.1(c)(ii) serviced by the Sellers’ Peachland Hauling and Angleton Hauling divisions (the accounts to service such customers at the locations on such routes are collectively referred to herein as the “Peachland/Angleton Accounts,” and the Contracts or other rights to service the Peachland/Angleton Accounts are collectively referred to herein as the “Peachland/Angleton Contracts”); Schedule 1.1(c)(ii): (A) identifies such Peachland/Angleton Accounts by customer number and zip code and sets forth, with respect to each Collection Account, the service requirements, container size and standard monthly charge; and (B) separately identifies such accounts by type as “Residential,” “Commercial” or “Roll-Off”; and (C) will be updated within 5 Business Days prior to the Closing Date to identify the Peachland/Angleton Accounts as of such date by customer name, address, number, zip code, service requirements, container size and standard monthly charge; and (D)  will be updated within 5 Business Days following the Closing Date to identify all customer information relating to the final Peachland/Angleton Accounts transferred to Buyers as of the Closing Date, including customer name, service address, billing address, number, zip code, service requirements, container size and standard monthly charge;

(iii)   All Contracts and other rights to provide disposal services to the active customers identified on Schedule 1.1(c)(iii) at the disposal facilities included within the Assets (the accounts to service such customers at such disposal facilities are collectively referred to herein as the “Disposal Accounts,” and the Contracts or other rights to service the Disposal Accounts are collectively referred to herein as the “Disposal Contracts”); Schedule 1.1(c)(iii): (A) identifies such Disposal Accounts by customer number, disposal volume, rate, type of waste stream and revenue as of the most recent month ended prior to the date hereof; (B) will be updated within 5 Business Days prior to the Closing Date to identify the Disposal Accounts with respect to the Disposal Contracts as of such date by customer name, billing address, number, zip code, disposal volume, rate, type of waste stream and revenue as of the most recent month ended prior to the Closing Date; and (C) will be updated within 5 Business Days following the Closing Date to identify all customer information relating to the final Disposal Accounts transferred as of the Closing Date, including customer name, billing address, number, zip code, disposal volume, rate, type of waste stream and revenue as of the most recent month ended prior to the Closing Date;

(iv)   The Contracts with Governmental Authorities listed on Schedule 1.1(c)(iv) (collectively, the “Government Contracts”);

(v)    The landfill management and operating agreements (collectively, the “Landfill Operating Contracts”) and the transfer station loading, operating and transportation agreements (collectively, the “Transfer Station Operating and Transportation Contracts”) listed on Schedule 1.1(c)(v);

(vi)   The leases relating to the Rolling Stock listed on Schedule 1.1(c)(vi) (collectively, the “Rolling Stock Leases”);

(vii)    The leases relating to the machinery, heavy equipment and materials handling equipment (in each case, other than Rolling Stock) (collectively, the “Equipment”) listed on Schedule 1.1(c)(vii) (collectively, the “Equipment Leases”);

(viii)   The leases relating to the Office Equipment listed on Schedule 1.1(c)(viii) (collectively, the “Office Equipment Leases”);

(ix)     The real property-related leases, occupancy agreements, licenses or similar agreements, and any amendments thereto, listed on Schedule 1.1(c)(ix) (collectively, the “Real Estate Leases”);

(x)   The employment agreements listed on Schedule 1.1(c)(x) (collectively, the “Employment Contracts”); and

(xi)     The oil and gas leases, the gas purchase agreements and the royalty, service, leachate and other agreements relating to the Assets listed on Schedule 1.1(c)(xi) (together with all of the Contracts described in or listed on the Schedules 1.1(c)(i)-(x), collectively, the “Assumed Contracts”).

(d)   All accounts receivable of Sellers arising from the Collection Accounts, the Peachland/Angleton Accounts and the Disposal Accounts which will be listed on Schedule 1.1(d) (collectively, the “Accounts Receivable”), which schedule will be delivered by Sellers to Buyers within 5 Business Days following the Closing Date, provided, however, that Accounts Receivable shall exclude any inter-company accounts receivable and accounts receivable of Sellers related to any National Accounts;

(e)   All of the (i) operating records, customer records, maintenance files, engineering studies, plans and specifications of Sellers to the extent related to any Assets (in whatever format they exist, whether in hard copy or electronic format) and (ii) to the extent transferable under Applicable Law, human resources records, employee personnel files (including all employee benefit files and employee investigation files, if applicable) and related files (collectively, the “Employee Records”) related to employees of any Seller or any Affiliate of any Seller hired by Buyers in connection with the Transactions, but excluding any such files, documents, books and records that constitute Excluded Assets pursuant to Section 1.2 and excluding past e-mails that are not part of such files, documents, books and records and that instead may be stored on servers or networks of Sellers or otherwise included in the Excluded Assets (collectively, the “Records”); provided, however, that Sellers may retain copies of (A) all Employee Records and (B) all Records transferred to Buyers pursuant to this Section 1.1(e) needed to comply with any regulations, investigations, audits, or inquiries or for ongoing matters relating to the Excluded Assets;

(f)    The computer hardware of Sellers that is listed and described on Schedule 1.1(f);

(g)   All of the IP Rights listed on Schedule 1.1(g);

(h)   The credits, deferred charges, prepaid expenses, deposits and other prepaid assets, other than those related to Taxes (except for any prepaid sales Taxes and property Taxes relating to the fixed assets included within the Assets), of Sellers principally related to the Assets and listed and described on Schedule 1.1(h), which schedule will be attached by Sellers hereto at Closing (collectively, the “Prepaid Assets”);

(i)    All goodwill relating to the Assets;

(j)    All right, title and interest in and to the dedicated telephone and fax numbers, post office boxes and telephone listings of Sellers listed on Schedule 1.1(j); and

(k)    All Permits related to the ownership, operation, management or use of the Assets that are owned by, issued to, or held by or otherwise benefiting any Seller and transferable by their respective terms to any Buyer.

Notwithstanding anything in this Agreement to the contrary, and subject to Article V and Section 6.9, Buyers agree that Sellers may acquire or dispose of (or, in the case of Collection Accounts, experience additions to or attrition of) Assets in the ordinary course of business between the date hereof and the Closing Date and that such acquisitions or dispositions (or, in the case of Collection Accounts, additions or attritions) shall not in any manner modify or limit Buyers’ obligations hereunder to purchase the Assets; provided, however, that such acquisitions, dispositions, additions or attritions shall not, individually or in the aggregate, have a Sellers’ Material Adverse Effect.  Each of the Schedules provided for in this Section 1.1 shall specify the applicable Seller and Buyer for each Asset, provided that, to the extent any Registered Rolling Stock is owned other than as set forth on Schedule 1.1(b)(i), Sellers may at their option cause such Registered Rolling Stock to be sold to the applicable Buyers at Closing by the entities holding title thereto (collectively, the “Additional Vehicle Sellers”) and the specification of a different Seller thereof on Schedule 1.1(b)(i) shall not be deemed to violate any representation, warranty or covenant in this Agreement.

1.2    Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1, but subject to Section 1.7, the parties agree that the Assets shall exclude any assets of Sellers that are not expressly designated as Assets pursuant to Section 1.1, which excluded assets of Sellers shall remain the property of Sellers and shall not be sold to Buyers at the Closing (collectively, the “Excluded Assets”), including the following Excluded Assets:

(a)    The Purchase Price to be paid by Buyers to Sellers pursuant to Section 2.1 and Sellers’ other rights under this Agreement or any Ancillary Agreement;

(b)   All cash or cash equivalents on hand or held in any account of any Seller (including all checking, savings, depository or other accounts), and all bank accounts and escrow accounts of any Seller;

(c)   All accounts receivable and notes receivable of any Seller related to or arising out of transactions between any Seller, on the one hand, and any other Seller or any subsidiary or Affiliate of any Seller (any such subsidiaries or Affiliates of Sellers are collectively referred to as the “Seller Companies”), on the other hand;

(d)   All stock, membership interests, partnership interests or other ownership interests in Sellers or any Seller Companies;

(e)    Except as otherwise provided in Section 1.1(e), all corporate or other entity-level Records of Sellers or any Seller Companies, including corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, Tax Records, blank stock certificates and other documents relating to the organization, maintenance and existence of Sellers or any Seller Companies;

(f)    Except as otherwise provided in Section 1.1(e), any Records of Sellers to the extent related to any Excluded Assets or Excluded Liabilities (including files relating to Taxes and personnel files);

(g)   All rights of Sellers with respect to any Proceedings, causes of action and claims of every nature, kind and description relating to any Excluded Assets and not to any of the Assets, including all rights, claims, liens, rights of setoff, offset or recoupment, defenses, lawsuits, judgments and other claims or demands of any nature against third parties whether liquidated or unliquidated, fixed or contingent or otherwise;

(h)   All rights under any insurance policies of Sellers or any Seller Companies, including any cash surrender value under any such insurance policies;

(i)    All claims for any refunds of Taxes and other governmental charges attributable to any period ending on or before the Closing Date;

(j)    All assets held under any employee benefit plans maintained by or for the benefit of Sellers;

(k)    All prior title insurance policies and commitments, deeds and surveys covering any Real Property issued to, on behalf of or for the benefit of Seller or any Seller Companies;

(l)     [RESERVED];

(m)   Any computer hardware and software owned or leased by, or licensed to, any Seller that is not listed on Schedule 1.1(f) (including all billing, route management and other software programs other than basic operating systems);

(n)   All rights, title and interest in any financial responsibility, financial assurance or similar mechanisms; and

(o)   Such other assets of Sellers that are listed on Schedule 1.2(o).

1.3    Assumed Liabilities.  At the Closing, subject to Article IX, Buyers shall jointly and severally assume from Sellers, and shall agree to pay, perform and discharge when due, the following Liabilities of Sellers (the “Assumed Liabilities”):

(a)   All Liabilities arising under or pursuant to the Assumed Contracts, the Collection Accounts, the Peachland/Angleton Accounts, the Disposal Accounts and the Real Property;

(b)   All Liabilities for the customer deposits (the “Customer Deposits”) and deferred revenue obligations (the “Deferred Revenue”) listed on Schedule 1.3(b), which schedule will be attached by Sellers hereto at Closing;

(c)   Any and all Liabilities relating to the Assets with respect to Environmental Laws and Permits whether such Liabilities relate to periods preceding or following the Closing, including all closure/post-closure Liabilities with respect to the Assets (including such Permits) and all obligations under Applicable Laws (including Environmental Laws) to establish accruals for such Liabilities;

(d)   All Liabilities for Taxes relating to the Assets accruing on or after the Closing Date, including Taxes relating to the Real Property (subject to the terms of Section 6.4);

(e)   All Assumed Severance and Retention Bonus Liabilities, in accordance with the terms of Section 6.10(b) of this Agreement;

(f)    All Liabilities listed on Schedule 1.3(f);

(g)   All other Liabilities which Buyers expressly agree to assume pursuant to this Agreement; and/or

(h)   Any other Liabilities (other than Excluded Liabilities) of any nature whatsoever, whether legal or equitable, or matured or contingent, arising out of or in connection with or related to the ownership, lease, operation, performance or use of the Assets after the Closing Date.

1.4    Excluded Liabilities.  At the Closing, subject to Article IX, Buyers shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur the following Liabilities of Sellers (collectively, the “Excluded Liabilities”):

(a)   Except as provided in Section 6.6, and except if taken into account in the calculation of the Actual True-Up Amount, any Liabilities of Sellers or any Seller Companies for Taxes, whether or not accrued, assessed or currently due and payable, including any Taxes arising from the ownership, operation or use of the Assets for any Pre-Closing Period;

(b)   Subject to the terms of Section 6.6, any Liabilities of Sellers for expenses incurred in connection with the sale of the Assets pursuant to this Agreement;

(c)   Any inter-company payables or receivables between Sellers and any Seller Companies;

(d)   All Liabilities for accounts payable and other current liabilities owed or accruing (as determined in accordance with GAAP) prior to the Closing Date that do not constitute Assumed Liabilities (the “Accounts Payable”);

(e)   Any Proceeding against any Seller or any Seller Company related to the ownership, operation or use of any of the Assets arising on or prior to the Closing Date (including any Proceeding set forth on Schedule 3.9 or Schedule 3.12 as of the date hereof and litigation which has been filed and with respect to which any Seller has received service of process as of the date hereof but excluding Proceedings relating to the Assumed Liabilities);

(f)    Except for any Assumed Contracts and Assumed Severance and Retention Bonus Liabilities, any Liabilities arising from or related to (i) any employee wages or other benefits due to or required to be contributed in respect of any employees, directors or consultants of any Seller relating to any Assets on or prior to the Closing Date or (ii)  funding, contributions, benefits, payment obligations, fees or expenses, including “withdrawal liability,” arising from or relating to any Benefit Plans sponsored, made available, maintained, contributed to or required to be contributed to by Sellers or any Seller Company for the benefit of any current or former employee of Sellers or any Seller Company, it being expressly understood that, except for any Assumed Contracts and the Assumed Severance and Retention Bonus Liabilities, Buyers are not assuming any Benefit Plans of Sellers, and Buyers shall not be deemed a successor employer with respect to any of Sellers’ Benefit Plans;

(g)   Subject to Section 6.4, any Encumbrances (other than Permitted Encumbrances) relating to the Assets; and/or

(h)   Subject to Section 1.3, any other Liabilities of any nature whatsoever, whether legal or equitable, or matured or contingent, arising out of or in connection with or related to the ownership, lease, operation, performance or use of the Assets on or prior to the Closing Date that do not constitute Assumed Liabilities.

1.5    Non-Assignment of Certain Contracts.  Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Assumed Contract shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or agreement to assign would constitute a breach of such Assumed Contract or result in the loss or material diminution thereof, provided, however, that Sellers shall, at the request of the applicable Buyer, use commercially reasonable efforts to obtain the consent of the other party to such Assumed Contract to an assignment thereof in favor of the applicable Buyer; further provided, however, that if any Assumed Contract requires consent for assignment in favor of such Buyer and such consent is not obtained at or prior to Closing, the applicable Seller shall, to the extent contractually permitted, enter into an operating agreement with the applicable Buyer affording such Buyer the rights, benefits and obligations under such Assumed Contract as if such consent to assignment had been obtained (each, an “Operating Agreement”).  In the event that the consent to assign such Assumed Contract is obtained, such Assumed Contract thereupon shall be reasonably promptly assigned from the applicable Seller to the applicable Buyer.  Notwithstanding the foregoing, subject to Section 1.7, if such accommodation to the applicable Seller under an Operating Agreement is not contractually permitted, Sellers shall not have any obligations to provide Buyers with the rights, benefits and obligations under such Assumed Contract following the Closing.  Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers be obligated to pay any fees, commissions or other compensation to obtain the consent of a third party for the assignment hereunder of any Assumed Contract.

1.6    Allocation of Purchase Price.  The Purchase Price (including any liabilities that are considered to be an increase to the Purchase Price for federal income tax purposes) shall be allocated among the Assets in accordance with the allocation set forth on Schedule 1.6. to be attached hereto at Closing, which allocation has been determined in accordance with the requirements of Code Section 1060 and based on the fair market value of the Assets as determined by arm’s length negotiations.  Within 45 days after the Actual True-Up Amount is finally determined pursuant to Section 2.2, RSG will make any adjustments to the Purchase Price allocation necessary to reflect such Actual True-Up Amount.  The parties agree to file (or cause to be filed) (i) all required federal Forms 8594, Asset Acquisition Statement under Section 1060, and (ii) all other Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with such allocation of the Purchase Price described in this Section 1.6.  The parties agree to refrain from taking any position that is inconsistent with such allocation, and to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

1.7    Certain Customer Issues and Asset Reconciliations..

(a)   Notwithstanding anything to the contrary in this Agreement, following the date of this Agreement, RSG will use its commercially reasonable efforts to identify any customer overlap issues with respect to the Customer Accounts where such customers are both serviced on a route to be divested pursuant to the Republic/Allied Consent Decree and also are serviced on routes not being divested, as well as any customer issues relating to National Accounts (collectively, “Customer Issues”).  RSG and WCN agree to mutually cooperate in good faith to take any actions reasonably necessary to resolve all Customer Issues prior to the Closing in a manner that results in the receipt by Buyers of a reasonably like-kind and amount of customers and revenue relating to the Customer Accounts as is contemplated by this Agreement and the Republic/Allied Consent Decree.

(b)   If, at any time after the Closing Date, either RSG or WCN determines in good faith that any Contract (whether or not an Assumed Contract, and including any Contract right related to a Collection Account, a Peachland/Angleton Account or a Disposal Account) relates both to the Assets and to assets, facilities or customers that are not included in the Assets, the parties will use their good faith efforts to enter into arrangements, including subcontracting arrangements, bifurcation arrangements, operating agreements and/or modifications of the applicable Contract, to allocate reasonably and fairly the benefits and burdens thereof based on the relationship of such Contract to the Assets and such assets, facilities or customers.  If, at any time prior to or after the Closing Date, either RSG or WCN identifies any tangible personal property (whether or not listed on the schedules hereto), Contract right or other asset that RSG or WCN, as the case may be, reasonably concludes in good faith (i) was included in the conveyances hereunder by Sellers to Buyers, (ii) was not used or held in connection with the ownership or operation of the Assets during the Hold Separate Period, and (iii) was inadvertently conveyed in error by Sellers to Buyers, the parties will use good faith efforts to cause such tangible personal property, Contract right or other asset to be reconveyed to a Seller or, if such conveyance is not reasonably practicable, to enter into other arrangements affording such Seller the benefit of such tangible personal property or Contract right.  If, at any time after the Closing Date, RSG or WCN identifies any tangible personal property, Contract right (whether or not listed on the schedules hereto) or other asset that that RSG or WCN, as the case may be, reasonably concludes in good faith (i) was not included in the conveyances hereunder by Sellers to Buyers, (ii) was used or held in connection with the ownership or operation of the Assets during the Hold Separate Period, and (iii) was inadvertently omitted in error from the conveyances hereunder by Sellers to Buyers, the parties will use good faith efforts to cause such tangible personal property, Contract right or other asset to be conveyed to a Buyer or, if such conveyance is not reasonably practicable, to enter into other arrangements affording such Buyer the benefit of such tangible personal property or Contract right.  Unless otherwise agreed, neither Buyers nor Sellers shall be entitled to any additional compensation for any conveyances made pursuant to this Section 1.7(b).

ARTICLE II

PURCHASE PRICE AND CLOSING

2.1    Purchase Price.  Subject to adjustment as provided in this Article II and Section 9.7, at the Closing, Buyers shall pay to Sellers the aggregate amount (the “Closing Purchase Price”) of $313,160,000 (Three Hundred and Thirteen Million One Hundred and Sixty Thousand Dollars) by wire transfer of immediately available funds, plus or minus an amount equal to the estimated net aggregate sum of the following items as of the Closing Date as determined under Section 2.2(b) (collectively, the “Estimated True-Up Amount”): (a) the estimated A/R Value as of the Closing Date; plus (b) the estimated total amount of Prepaid Assets as of the Closing Date; minus (c) the estimated total amount of Deferred Revenue as of the Closing Date; and minus (d) the estimated total amount of Customer Deposits as of the Closing Date. The Closing Purchase Price, as adjusted pursuant to this Article II and Section 9.7, is referred to herein as the “Purchase Price.”

2.2    Pre-Closing Adjustment.

(a)    The following capitalized terms used in this Agreement shall have the following meanings:

(i)    “Baseline EBITDA Amount” means the pro forma EBITDA projected to be generated by the ownership and/or operation of the Assets during the one-year period immediately following the Closing, as calculated in accordance with the terms of this Section 2.2 and Schedule 2.2(e) hereto;

(ii)   “EBITDA” means the cumulative consolidated earnings generated from the ownership or operation of the Assets before interest income, interest expense, Taxes, depreciation and amortization, determined in accordance with GAAP, as calculated in accordance with the provisions of this Section 2.2 and Schedules 2.2(e) and 2.3(e), as applicable;

(iii)   “EBITDA Adjustment Amount” means the amount (which may be positive or negative), if any, by which the WCN Baseline EBITDA Amount is more than $1,500,000 greater than the RSG Baseline EBITDA Amount (a “Positive EBITDA Amount”) or more than $1,500,000 less than the RSG Baseline EBITDA Amount (a “Negative EBITDA Amount”).  For instance, if the WCN Baseline EBITDA Amount is $1,550,000 greater than the RSG Baseline EBITDA, then the Positive EBITDA Amount would be $50,000; and if the WCN Baseline EBITDA Amount is $1,550,000 less than the RSG Baseline EBITDA Amount, then the Negative EBITDA Amount would be $50,000.  For purposes of calculating the EBITDA Adjustment Amount, if (A) a Positive EBITDA Amount exists, and the surplus is attributable to more than one collection, transfer station or landfill Asset included within the Assets, then such Positive EBITDA Amount shall automatically be deemed allocated first to the individual collection, transfer station or landfill Asset that has the largest EBITDA surplus and then such allocation shall automatically continue in descending order to the remaining individual collection, transfer station or landfill Assets that have an EBITDA surplus until such Positive EBITDA Amount has been fully allocated to all such Assets; and (B) a Negative EBITDA Amount exists, and the shortfall is attributable to more than one collection, transfer station or landfill Asset included within the Assets, then such Negative EBITDA Amount shall automatically be deemed allocated first to the individual collection, transfer station or landfill Asset that has the largest EBITDA shortfall and then such allocation shall automatically continue in descending order to the remaining individual collection, transfer station or landfill Assets that have an EBITDA shortfall until such Negative EBITDA Amount has been fully allocated to all such Assets; and

(iv)   “RSG Baseline EBITDA Amount” means $48,840,000, which is RSG’s good faith estimate of the Baseline EBITDA Amount as of the date of this Agreement.

(b)    During the 30-day period immediately following the date of this Agreement (the “EBITDA Due Diligence Period”), RSG shall furnish WCN with all reasonably available information related to the calculation of the RSG Baseline EBITDA Amount, and provide WCN with access to the Assets to the extent reasonably relevant to the calculation of the RSG Baseline EBITDA Amount.  As promptly as practicable and in any event prior to the end of the EBITDA Due Diligence Period, WCN shall, subject to and in accordance with the terms of Section 2.2(e) and Schedule 2.2(e), provide RSG in writing with its own good faith determination as to the Baseline EBITDA Amount (the “WCN Baseline EBITDA Amount”) allocable to each collection, transfer station and landfill Asset, including the EBITDA allocable to the Gulf Coast Disposal Authority Contract (the “Gulf Coast EBITDA”), together with a reasonably detailed statement of how WCN determined such WCN Baseline EBITDA Amount (the “WCN Baseline EBITDA Statement”).  The WCN Baseline EBITDA Statement shall separately set forth the following (the “Pre-Closing Adjustment Calculations”):

(i)    In accordance with Section 2.2(a)(iii), the portion of Positive EBITDA Amount or Negative EBITDA Amount allocable to each collection, transfer station and landfill Asset (each, a “Specific EBITDA Allocation”);

(ii)   with respect to each Specific EBITDA Allocation, an adjustment multiple of (A) 5.5, to the extent that such Specific EBITDA Allocation is comprised of EBITDA attributable to business other than landfill special waste or landfill special event volumes (the “Ordinary Multiple”), or (B) 4.0, to the extent that such Specific EBITDA Allocation is comprised of EBITDA attributable to landfill special waste or landfill special event volumes (the “Special Multiple”); provided, however, that to the extent any Specific EBITDA Allocation is comprised of EBITDA subject to both the Ordinary Multiple and the Special Multiple, then both the Ordinary Multiple and Special Multiple shall be applied to such Specific EBITDA Allocation in the same proportion as each type of waste comprises such Specific EBITDA Allocation; and

(iii)   with respect to any EBITDA Adjustment Amount, the Purchase Price adjustment applicable shall be calculated as the aggregate of (A) each Specific EBITDA Allocation multiplied by (B) the Ordinary Multiple or Special Multiple, as applicable.

(c)    The WCN Baseline EBITDA Statement shall be deemed accepted by RSG, unless RSG establishes that WCN did not satisfy the requirements of Section 2.2(b) and Schedule 2.2(e) in any material respect and notifies WCN thereof, within 10 Business Days after receiving the WCN Baseline EBITDA Statement.  Such notice shall include a reasonably detailed description of how RSG determined that the WCN EBITDA Statement did not satisfy the requirements of Section 2.2(b) and Schedule 2.2(e).  RSG and WCN shall thereafter negotiate in good faith and attempt to resolve their disagreement relating to the WCN Baseline EBITDA Statement.  Should such negotiations not result in an agreement within 10 Business Days after delivery of RSG’s notice, the issues remaining in dispute shall be submitted to an industry expert knowledgeable in such matters and mutually agreeable to RSG and WCN (the “Expert”).  The Expert shall resolve the Parties disagreements relating to the WCN Baseline EBITDA Statement and adjust the Pre-Closing Adjustment Calculations to reflect such resolution; provided, however, that the Expert’s determination shall not result in an EBITDA determination (with respect to any collection, transfer station or landfill Asset) outside of the EBITDA range for any such collection, transfer station or landfill Asset established by RSG’s and WCN’s respective EBITDA determinations.  The Expert’s determination shall include a worksheet setting forth all material calculations used in arriving at such determination and shall be based solely on information provided to the Expert by RSG and WCN or their respective Affiliates) of the disputed items, including the WCN Baseline EBITDA Amount, the Pre-Closing Adjustment Calculations and the related calculations set forth in the WCN Baseline EBITDA Statement.  The Expert shall deliver his written determination within 30 days of receipt of the matter, and the Expert’s determination shall be final, binding and conclusive on the parties.  RSG and WCN shall furnish or cause to be furnished to the Expert such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Expert may request and that are available to that Party or its agents.  Further, RSG and WCN shall be afforded the opportunity to present to the Expert any material relating to the disputed issues and to discuss the issues with the Expert, provided, however, that no Party shall have any discussions with the Expert without first providing the other parties with notice of such discussions and a reasonable opportunity to attend, observe or otherwise participate in such discussions.  All fees and expenses relating to the work, if any, performed by the Expert will be borne equally by RSG and WCN.

(d)    If the EBITDA Adjustment Amount is a Positive EBITDA Amount, then the Purchase Price payable by Buyers to Sellers at Closing shall be increased by the amount of the net aggregate Purchase Price adjustments set forth in the Pre-Closing Adjustment Calculations.  If the EBITDA Adjustment Amount is a Negative EBITDA Amount, then the Purchase Price payable by Buyers to Sellers at Closing shall be decreased by the amount of the net aggregate Purchase Price adjustments set forth in the Pre-Closing Adjustment Calculations.

(e)    Notwithstanding anything to the contrary in this Agreement, (i) there shall be no adjustment to the Purchase Price pursuant to Section 2.2(d) if the WCN Baseline EBITDA Amount is not more than $1,500,000 greater than or $1,500,000 less than the RSG Baseline EBITDA Amount, (ii) in no event shall the Closing Purchase Price as adjusted by this Section 2.2 and Sections 2.3(e) and (f) be less than $290,000,000, and (iii) RSG and WCN agree that all calculations, computations and determinations with respect to the WCN EBITDA Baseline Amount pursuant to this Section 2.2 shall be made strictly in accordance with the terms of Schedule 2.2(e) hereto.

2.3    Post-Closing Adjustments.

(a)    The following capitalized terms used in this Agreement shall have the following meanings:

(i)    “Actual True-Up Amount” means the net aggregate sum of the actual amounts of the following items as of the Closing Date, as determined in accordance with this Section 2.3: (a) the actual A/R Value as of the Closing Date; plus (b) the actual amount of the Prepaid Assets as of the Closing Date; minus (c) the actual amount of the Deferred Revenue as of the Closing Date and minus (d) the actual amount of the Customer Deposits as of the Closing Date;

(ii)   “Adjustment Amount” means an amount (which may be positive or negative) equal to the amount by which the Actual True-Up Amount as of Closing is different from the Estimated True-Up Amount;

(iii)    “A/R Value” means, with respect to a particular date, the value of the Accounts Receivable as of such date reduced in accordance with the following formula:  (A) for all Accounts Receivable less than 90 days old, 0% reduction; (B) for all Accounts Receivable from 90 to 120 days old, 50% reduction and (C) for all Accounts Receivable more than 120 days old, 100% reduction; and

(iv)   “Disposal EBITDA” means, the EBITDA reflected in the WCN Baseline EBITDA Statement attributable to a transfer station or landfill Asset.

(b)   At least 5 Business Days prior to the Closing Date, Sellers shall deliver to Buyers a worksheet setting forth their good faith estimate of the Estimated True-Up Amount as of the Closing Date.  If the Estimated True-Up Amount is a positive number, as contemplated by Section 2.2, the amount payable by Buyers to Sellers at Closing shall be increased in an amount equal to the positive Estimated True-Up Amount.  If the Estimated True-up Amount is a negative number, as contemplated by Section 2.2, the amount payable by Buyers to Sellers at Closing shall be decreased in an amount equal to the negative Estimated True-Up Amount.

(c)   Within 90 days after the Closing, RSG shall prepare a computation of the Actual True-Up Amount and the Adjustment Amount as of the Closing Date and deliver such computation to WCN.  If within 30 days following delivery of such computation, WCN does not deliver a written objection thereto to RSG, then the Actual True-Up Amount and the Adjustment Amount shall be deemed to be agreed-to between the parties as reflected on the computation provided pursuant to the preceding sentence.  If WCN object in writing to the computation within 30 days following the delivery of such computation, then RSG and WCN shall negotiate in good faith and attempt to resolve their disagreement.  Should such negotiations not result in an agreement within 30 days after delivery of such written objection, the issues remaining in dispute shall be submitted to a neutral auditor mutually agreeable to RSG and WCN (the “Neutral Auditor”).  RSG and WCN shall furnish or cause to be furnished to the Neutral Auditor such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Neutral Auditor may request and that are available to that Party or its agents.  Further, RSG and WCN shall be afforded the opportunity to present to the Neutral Auditor any material relating to the disputed issues and to discuss the issues with the Neutral Auditor, provided, however, that no Party shall have any discussions with the Neutral Auditor without first providing the other parties with notice of such discussions and a reasonable opportunity to attend, observe or otherwise participate in such discussions.  All fees and expenses relating to the work, if any, performed by the Neutral Auditor will be borne equally by WCN and RSG.  The Neutral Auditor will deliver to WCN and RSG a written determination (which determination shall include a worksheet setting forth all material calculations used in arriving at such determination and shall be based solely on information provided to the Neutral Auditor by WCN and RSG or their respective Affiliates) of the disputed items, including the Actual True-Up Amount and the Adjustment Amount, within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the parties.

(d)   Promptly following agreement on, or delivery of the final, binding and conclusive computation setting forth, the Actual True-Up Amount and the Adjustment Amount, Buyers and Sellers shall account to each other as provided for in this Section 2.3(d).  If the Adjustment Amount is a positive number, then Buyers shall pay Sellers a cash payment equal to such difference as an increase in the Purchase Price.  If the Adjustment Amount is a negative number, then Sellers shall pay Buyers a cash payment equal to such difference as decrease in the Purchase Price.  Any such payment shall be due and payable within 10 days after the final determination of the Adjustment Amount pursuant to Section 2.3(c) and shall be paid in immediately available funds by wire transfer to an account designated by Buyers or Sellers, as applicable.

(e)   In the event that (i) the Purchase Price is reduced pursuant to Section 2.2(d) and (ii) some or all of such reduction is caused by a shortfall in EBITDA generated by  transfer station and landfill Assets, as reflected on the Specific EBITDA Allocation Statement, then RSG and WCN agree that they shall determine the actual EBITDA (“Post-Closing Disposal EBITDA”) related to such Assets.  Within 45 days following the expiration of the Post-Closing Measurement Period (as defined below), the Post-Closing Disposal EBITDA shall be calculated, in accordance with the terms of this Section 2.3(e) and Schedule 2.3(e), for the 12-month period commencing on the first day of the month immediately following the Closing Date and ending on the first anniversary thereof (the “Post-Closing Measurement Period”).  In the event that the Post-Closing Disposal EBITDA for any transfer station or landfill Asset is greater than the Disposal EBITDA for such transfer station or landfill Asset, Buyers shall pay Sellers a cash payment equal to the aggregate of the amount of each such increase in EBITDA multiplied by the Ordinary Multiple or Special Multiple, as applicable.  Any such payment shall be due and payable within 10 business days after the final determination of Post-Closing Disposal EBITDA pursuant to this Section 2.3(e).  WCN shall, on a quarterly basis during the Post-Closing Measurement Period, provide RSG with interim statements of Post-Closing Disposal EBITDA as of such dates, together with a reasonably detailed description of how such Post-Closing Disposal EBITDA was calculated, including any adjustments from actual historical financial statements.  For the avoidance of doubt, there shall only be upward adjustments to the Purchase Price, if any,  pursuant to this Section 2.3(e).

(f)    Post-Closing Seabreeze/Gulf Coast EBITDA Adjustment.  The Parties acknowledge and agree that if, as of the Closing Date or during the 12-month period following immediately thereafter, the Buyers have not entered into (or become the beneficiary of) a new disposal agreement (or extension of the existing disposal agreement) with the Gulf Coast Disposal Authority for a minimum of 12 months following the Closing Date, then the Parties agree that they shall determine the actual EBITDA of the Seabreeze Landfill (the “Post-Closing Seabreeze EBITDA”).  Within 45 days following the expiration of the Post-Closing Measurement Period, the Post-Closing Seabreeze EBITDA shall be calculated, in accordance with the terms of this Section 2.3(f) and Schedule 2.3(e), for the Post-Closing Measurement Period.  In the event that the Post-Closing Seabreeze EBITDA is greater than the Seabreeze EBITDA included in the WCN Baseline EBITDA Statement, Buyers shall pay Sellers a cash payment equal to the aggregate of the amount of such increase in EBITDA multiplied by the Ordinary Multiple or Special Multiple, as applicable; provided, however, that appropriate adjustment shall be made so that the foregoing increase in EBITDA (and any payment made pursuant to this Section 2.3(f) in respect thereof) shall not be counted twice for purposes of the EBITDA calculation (and payment in respect thereof) to be made pursuant to Section 2.3(e).  In the event that the Post-Closing Seabreeze EBITDA is less than the Seabreeze EBITDA included in the WCN Baseline EBITDA Statement, Sellers shall pay Buyers a cash payment equal to the aggregate of the amount of such decrease in EBITDA multiplied by 4; provided, however, that the amount of such decrease in EBITDA, for purposes of this Section 2.3(f), shall not exceed the amount of the Prorated Gulf Coast EBITDA Loss.  “Prorated Gulf Coast EBITDA Loss” means the Gulf Coast EBITDA reflected in the WCN Baseline EBITDA Statement multiplied by a fraction, the numerator of which is the number of days during the 12-month period following the Closing Date for which any Buyer was not a party to, or beneficiary of, the Gulf Coast Contract, and the denominator of which is 365.  Any such payment shall be due and payable within 10 Business Days after the final determination of Post-Closing Seabreeze EBITDA for the Post-Closing Measurement Period pursuant to this Section 2.3(f).  Any payment due from Sellers to Buyers pursuant to this Section shall be netted against any payment due from Buyers to Sellers pursuant to Section 2.3(e).  WCN shall, on a quarterly basis during the Post-Closing Measurement Period, provide RSG with interim statements of Post-Closing Seabreeze EBITDA as of such dates, together with a reasonably detailed description of how such Post-Closing Seabreeze EBITDA was calculated, including any adjustments from actual historical financial statements.  Notwithstanding anything to the contrary contained in this Agreement, including this Section 2.3(f), in no event shall Sellers be required to make any payments pursuant to this Section 2.3(f) that would result in a Purchase Price of less than $290,000,000.

(g)   In furtherance of Sections 2.3(e) and 2.3(f), WCN covenants and agrees that, during the Post-Closing Measurement Period, it shall cause Buyers to (A) conduct business in a commercially reasonable manner in order to maximize Post-Closing Disposal EBITDA, including, without limitation, Post-Closing Seabreeze EBITDA, (B) not divert landfill volumes or discount disposal rates other than in the ordinary course of business or (C) otherwise take or fail to take any action outside the ordinary course of business which is reasonably likely to reduce Post-Closing Disposal EBITDA, including, without limitation, Post-Closing Seabreeze EBITDA, below the amount it would otherwise be but for having taken or failed to take such action.

2.4    Closing.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt & Eidson, P.A., One Southeast Third Avenue, Suite 2500, Miami, Florida 33131 at 10:00 a.m., local time, as promptly as practicable (but in any event within 10 Business Days) following the date on which the last of the conditions set forth in Article VII are fulfilled, satisfied or waived or at such other time or place as RSG and WCN shall agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed and delivered simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered; provided, however, that, for financial reporting purposes only, the Closing shall be deemed to have occurred effective as of 12:01 a.m. on the Closing Date.

2.5    Closing Deliveries by Sellers.  At the Closing, Sellers shall deliver or cause to be delivered to Buyers, all duly and properly executed (where applicable):

(a)    For each parcel of Owned Real Property, a Deed from the applicable Seller conveying to the applicable Buyer indefeasible, fee simple title to such parcel subject only to the Permitted Encumbrances, in form and substance reasonably satisfactory to Buyers;

(b)   Bills of Sale from each Seller to each Buyer, as applicable, in the form attached as Exhibit D (the “Bills of Sale);

(c)   Affidavit of Non-Foreign Status from each Seller of Owned Real Property to each Buyer, as applicable, in form and substance reasonably satisfactory to Buyers;

(d)   For each parcel of Owned Real Property, an owner’s affidavit from the applicable Seller, and any other documents reasonably required by the Title Company or as otherwise specified in the Title Commitments  in order for the Title Company to delete the Title Requirements (excluding any Specified Title Requirements or any Title Requirements that are (i) an obligation of a Buyer or (ii) Assumed Liabilities) in order to issue the corresponding Title Policies, which Title Commitments have been reviewed, approved and accepted in full by Buyers on or prior to the date hereof;

(e)   Assignment and assumption agreements executed by RSG or the applicable Seller Affiliate thereof, in the form attached as Exhibit E, for all of the Assumed Contracts other than the Real Estate Leases (the “Assignment and Assumption Agreements”);

(f)    (i) An assignment and assumption agreement executed by RSG or the applicable Seller Affiliate thereof, substantially in the form attached as Exhibit F, for each parcel of Leased Real Property of all of the applicable Seller’s rights, title and interest under each Real Estate Lease with respect thereto, together with the consent of the landlord to such assignment and assumption if required by the applicable Real Estate Lease or by Applicable Laws and the agreement by the applicable Buyer to assume and pay, perform and discharge when due the obligations of the lessee under such Real Estate Lease to the extent arising from and after the Closing Date (the “Assignment, Assumption and Consent to Leased Real Property”), and (ii) to the extent reasonably available or required to be issued by the landlord under the applicable lease, an Estoppel Certificate (which may be included within the Assignment, Assumption and Consent to Leased Real Property) for each parcel of Leased Real Property, substantially in the form attached as Exhibit G;

(g)   A letter from Sellers’ (or their Affiliate’s or Affiliates’) lenders confirming that all Blanket Liens on the Assets will be released concurrently with the Closing and that evidence thereof shall be delivered within 60 days following the Closing Date and evidence reasonably satisfactory to Buyers of satisfaction of all Encumbrances encumbering the Assets other than Permitted Encumbrances;

(h)   A Houston disposal agreement in accordance with the terms of the Republic/Allied Consent Decree, the form of which will be mutually agreed upon by RSG and WCN during the EBITDA Due Diligence Period (the “Houston Disposal Agreement”);

(i)     Subject to Section 2.6, the Transition Disposal Agreement executed by RSG or the applicable Seller Affiliate thereof; and

(j)    A transition services agreement, the form of which will be mutually agreed upon by RSG and WCN during the EBITDA Due Diligence Period, providing for RSG to furnish to WCN (subject to WCN’s reimbursement of RSG’s out-of-pocket expenses related thereto) IT and other corporate support services reasonably adequate for the transitioning of the Assets from Sellers to Buyers for a period of 180 days following the Closing Date (the “Transition Services Agreement”).

2.6    Closing Deliveries by Buyers.  At the Closing, Buyers shall deliver or cause to be delivered to Sellers, all duly and properly executed (where applicable):

(a)   The Closing Purchase Price by wire transfer of immediately available funds to the account specified by Sellers;

(b)   The Assignment and Assumption Agreements executed by WCN or the applicable Buyer Affiliate thereof;

(c)    For each parcel of Leased Real Property, the Assignment, Assumption and Consent to Leased Real Property executed by WCN or the applicable Seller Affiliate thereof;

(d)   The Houston Disposal Agreement executed by WCN or the applicable Buyer;

(e)   Subject to Section 2.6, the Transition Disposal Agreement executed by WCN or the applicable Seller Affiliate thereof; and

(f)    the Transition Services Agreement executed by WCN.

2.7    Unsecured Consents from Governmental Authorities under Environmental Laws.  If, despite the parties’ commercially reasonable efforts, upon the satisfaction or waiver of all of the closing conditions set forth in Article VII, the consent from a Governmental Authority necessary to transfer or re-issue one or more Environmental Permits to the applicable Buyer has not been obtained, then, subject to the approval of such Governmental Authority, (a) the parties shall consummate the Closing, and (b) the applicable Buyers and Sellers shall execute and deliver a transition agreement substantially in the form attached hereto as Exhibit H (the “Transition Disposal Agreement”) with respect to the Assets affected by any such Environmental Permits at Closing.  In the event that the execution and delivery of any Transition Disposal Agreements are required pursuant to this Section 2.6, Buyers and Sellers shall use their commercially reasonable efforts to obtain the necessary consents from any such Governmental Authority as soon as reasonably practicable following the Closing in order to transfer or re-issue one or more of the Environmental Permits to the applicable Buyers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers’ Disclosure Schedules, Sellers, jointly and severally, make the following representations and warranties to Buyers.  For the purposes of this Article III and any other representations and warranties herein, (i) matters reflected in the Sellers’ Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Sellers’ Disclosure Schedules, any additional matters are set forth in the Sellers’ Disclosure Schedules for informational purposes, and other matters of a similar nature are not necessarily included, (ii) any item or matter disclosed by Sellers in any section or subsection of the Sellers’ Disclosure Schedules will also be deemed to be disclosed in any other sections or subsections of the Sellers’ Disclosure Schedules to the extent that it is reasonably apparent from the face of such disclosure that such item or matter is applicable or relates to such other sections or subsections and (iii) the Sellers’ Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement.  It is understood and agreed that the inclusion of any specific item in the Sellers’ Disclosure Schedules is not intended to imply that such items so included or other items are or are not material.

3.1    Organization and Qualification.  Each Seller is duly organized, validly existing and in good standing under the laws of the state of its organization or formation.  Each Seller is duly authorized, qualified and licensed under all Applicable Laws to carry on its business in the places and in the manner in which its business is presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Sellers’ Material Adverse Condition.  Each Seller has full power and authority to own or lease the Assets, as applicable.

3.2    Authority; Binding Effect.

(a)   Each Seller has full power and, subject to obtaining any consents required hereunder, authority (including full corporate or other entity power and authority) to enter into this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transactions and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b)   The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers are within their respective corporate, limited liability company or partnership rights, powers and authority and such actions have been approved by each Seller’s board of directors, managers or general partners (as the case may be), and no other proceedings on the part of Sellers will be necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Sellers of the Transactions and the performance of their obligations under this Agreement and the Ancillary Agreements to which they are parties.  This Agreement has been, and the Ancillary Agreements to which the Sellers are parties when executed and delivered will be, duly and validly executed and delivered by the Sellers.  This Agreement is, and the Ancillary Agreements to which the Sellers are parties when executed and delivered will be (assuming the due authorization, execution and delivery of each by Buyers), the valid and legally binding agreement of each Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the effects of general principles of equity.

3.3    Consents and Approvals; No Violation.  Except (a) as set forth in Schedule 3.3, (b) for the terms of the Republic/Allied Consent Decree, and (c) for such matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements by Sellers do not and will not, after the giving of notice or lapse of time or otherwise:

(a)   conflict with, or result in a breach or violation of, their Organizational Documents;

(b)   result in the creation or imposition of any Encumbrance on the Assets;

(c)   except for any notices, consents or approvals required under the HSR Act or with respect to host community agreements listed on Schedule 1.1(c)(iv), or Environmental Permits, (i) require Sellers obtain the consent or approval of, any Governmental Authority or other third Person (including, with respect to the transfer of any Permits), or (ii) conflict with, result in a material breach of or default under or give rise to any material right of termination, cancellation or acceleration of, or to a material loss of any benefit to which a Seller is entitled under, such Assumed Contract; or

(d)   conflict with, violate or result in a breach of or default under any Applicable Law to which Sellers are bound or to which the Assets are subject.

3.4    Compliance with Laws; Permits.

(a)   Except as set forth in Schedule 3.4(a) and except for such matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, (i) the Assets are being maintained and operated in compliance with all Applicable Laws, (ii) Sellers are not involved in any Proceeding relating to the Assets seeking to impose fines or penalties or seeking injunctive relief for violation of any Applicable Laws and Permits, nor has any Person asserted in writing that any Seller has violated or is in violation of Applicable Laws, and (iii) there is no pending or, to Sellers’ Knowledge, threatened Proceeding or other form of material review relating to Sellers or the Assets with respect to any Applicable Law or Permit.

(b)   To Sellers’ Knowledge, the Permits listed on Schedule 3.4(b) comprise all material Permits (excluding Environmental Permits) necessary to enable Sellers to own and use the Assets and conduct the Assets as currently conducted.  Except as set forth on Schedule 3.4(b), Sellers are in compliance with the terms and conditions of all such Permits, except for such failures which would not reasonably be expected to have a Sellers’ Material Adverse Condition, and no Proceedings are pending or, to Sellers’ Knowledge, threatened that may result in the revocation, cancellation, suspension, limitation or adverse modification of any of the same.  Except for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, there are no defects in any of such Permits.  All of the Permits are currently valid, in good standing and in full force and effect in all material respects, except for such failures which would not reasonably be expected to have a Sellers’ Material Adverse Condition.  To Sellers’ Knowledge, there are no material defects in any of the Permits, except for such defects which would not reasonably be expected to have a Sellers’ Material Adverse Condition.

3.5    Assets; Personal Property.  Except as set forth in Schedule 3.5, the Assets include all of the assets required to be divested by the Sellers with respect to the Markets pursuant to the Republic/Allied Consent Decree.  Except for such matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition: (a) all of the Assets are either owned by Sellers or leased by Sellers under an Assumed Contract; (b) at the Closing, upon the consummation of the Transactions, the applicable Sellers shall convey to the applicable Buyers good and marketable title to or valid leasehold interests in the personal property Assets, free and clear of all Encumbrances (other than Encumbrances created by any Buyer, Permitted Encumbrances and the Blanket Liens that will be released as provided in Section 6.18); (c) except as set forth in Schedule 3.5(c), the Equipment is in operating condition in all material respects, ordinary wear and tear excepted; and (d) except as set forth in Schedule 3.5(d), the automobiles, trucks, fork lifts, construction vehicles and other motor vehicles and the attachments, accessories and materials handling equipment comprising the Rolling Stock are in operating condition in all material respects, ordinary wear and tear excepted.

3.6    Real Property.

(a)   Except for the Permitted Encumbrances, as set forth on Schedule 3.6(a), or the requirements listed in the Title Commitments, (i) Sellers have good and marketable indefeasible fee simple title to the Owned Real Property and, to Sellers’ Knowledge, a legal, valid, binding and enforceable leasehold interest in the Leased Real Property, and (ii) assuming that an Assignment, Assumption and Consent to Leased Real Property is received by Sellers with respect to each parcel of Leased Real Property in accordance with Section 2.5(d), at Closing, all of Sellers’ right, title and interest to the Owned Real Property and leasehold interest in the Leased Real Property shall be conveyed to Buyers, free and clear of all Encumbrances, subject to Encumbrances by any Buyer.

(b)   Except for the Permitted Encumbrances, the Blanket Liens that will be released as provided in Section 6.18, as set forth on Schedule 3.6(b):

(i)     Except for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, there are no Proceedings pending and brought by or, to Sellers’ Knowledge, threatened by, any third party which would reasonably be expected to result in a material change in the allowable uses of the Real Property;

(ii)    Sellers have not leased or otherwise granted a present or future right to possession or occupancy or use of all or any part of the Owned Real Property;

(iii)    There are no outstanding options, rights of first offer or rights of first refusal to purchase, right to acquire or right to lease the Owned Real Property or, to Sellers’ Knowledge, the Leased Real Property or any portion thereof;

(iv)   Except for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, Sellers have delivered to Buyers true and complete copies of all Real Estate Leases, and in case of any oral Real Estate Lease, a summary of the material terms of such Real Estate Lease.  Neither Sellers nor, to Sellers’ Knowledge, the landlords, are in material breach or default under any Real Estate Lease that has not been cured, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default or would permit the termination, modification or acceleration of rent under such Real Estate Lease;

(v)    Except for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, there are no Proceedings (including condemnation or eminent domain proceedings) pending or, to Sellers’ Knowledge, threatened against all or any part of the Real Property;

(vi)   Except for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, Sellers have not received any written notice of (A) any material violation of any applicable zoning ordinance, building code, use or occupancy restriction, covenant, condition or restriction of record or any other violation of Applicable Law relating to the Real Property or the improvements thereon or (B) any material pending special assessments affecting all or any part of the Real Property (except as shown on the Title Commitments); and

(vii)    To Sellers’ Knowledge, there are no unrecorded material contracts, leases, easements or other agreements, rights or claims of third parties affecting the use, title, access to, occupancy or development of the Owned Real Property.

(c)   Neither any Seller nor any Seller Company (directly or indirectly) owns or has any interest in or any rights to acquire, lease or otherwise use any land or other real property that (a) (i) is situated within a one (1) mile radius of any landfill Asset and (ii) would be reasonably expected to interfere with any Buyer’s prospective ownership, use, operation or expansion of such Asset, or (b) is adjacent to any transfer station or hauling Asset.

(d)   Sellers have completed the capping of approximately 69 acres of the Chiquita Canyon Landfill.  Such capping has been performed and completed in accordance with all Applicable Laws.

3.7    Contracts.

(a)   Listed on Schedule 3.7(a) is a complete and accurate list of each Material Collection Contract and each Material Disposal Contract.

(b)   Except as set forth in Schedule 3.7(b), Sellers are in compliance with all Material Collection Contracts and all Material Disposal Contracts, except where the failure to comply would not reasonably be expected to result in a Sellers’ Material Adverse Condition, and, to Sellers’ Knowledge, all Material Collection Contracts and Material Disposal Contracts are in full force and effect in all material respects and are valid, binding and enforceable against any Seller a party thereto in accordance with their respective provisions.  Sellers have not received any written notice that any Person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Material Collection Contracts or Material Disposal Contracts.

3.8    Taxes.  Except as set forth on Schedule 3.8 or for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, with respect to the Assets:

(a)   Sellers, either separately or as members of an Affiliated Group, (i) have completed and timely filed all Tax Returns required to be filed with any Tax authority for any Pre-Closing Period and (ii) have paid (or have had paid on their behalf) all Taxes shown as due and payable thereon.  Such Tax Returns accurately reflect in all material respects all Taxes due and payable with respect to the periods covered by them.  There is no Tax Return filed by Sellers either separately or as a member of an Affiliated Group, and there are no outstanding assessments or Taxes otherwise due, for any Pre-Closing Period, that will result, on or after the Closing Date, in any Taxes or other governmental charges upon the Assets or Buyers, whether as transferees of the transferred assets or otherwise.  There are no Encumbrances for Taxes on any of the Assets other than Encumbrances for Taxes not yet due and payable.

(b)   There is no actual, pending or, to Sellers’ Knowledge, threatened claim, audit, investigation, dispute or other proceeding concerning any Taxes of Sellers that may result in a material Encumbrance against any of the Assets after Closing.

3.9    Litigation.  Except as set forth on Schedule 3.9 and except for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, (a) there are no Proceedings pending or, to Sellers’ Knowledge, threatened against the Assets or against the Sellers relating to the Assets, at law or in equity, before any federal, state or local court or regulatory agency or other Governmental Authority, (b) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Assets, nor, to Sellers’ Knowledge, are there any such orders, judgments or decrees threatened, and (c) there are no Proceedings pending or, to Sellers’ Knowledge, threatened, against Sellers that could result in an Encumbrance on any of the Real Property.

3.10    Conduct of Business Since December 4, 2008.  Except for matters that would not reasonably be expected to result in a Sellers’ Material Adverse Condition, since December 4, 2008, the Sellers have operated the Assets in accordance with the Republic/Allied Consent Decree.

3.11    Environmental Compliance; Hazardous Materials.

(a)    Except as set forth in Schedule 3.11(a) or for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition:

(i)    To Sellers’ Knowledge, the Assets are being operated in compliance with all Environmental Laws and Environmental Permits;

(ii)   To Sellers’ Knowledge, during the period that Sellers have operated the Assets, there have been no Releases of any Hazardous Materials into the environment or onto or under any Owned Real Property or Leased Real Property in connection with the ownership or operation of the Assets, except in compliance with all Environmental Laws;

(iii)   No portion of the Owned Real Property and Leased Real Property is on a CERCLA, CERCLIS or RCRIS list or the National Priorities List of Hazardous Waste Sites or any similar list or database maintained by the states in which the Assets are located, and Sellers are not listed as, nor have they been notified that any of them is a “potentially responsible person” with respect to the Assets; and

(iv)   No Encumbrances with respect to a Release have been imposed against or on any of the Assets under CERCLA, any comparable state statute or other Applicable Law.

(b)    Except as set forth in Schedule 3.11(b) or for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, with respect to the Assets, (i) no Seller has received any written notice or other written communication from any Governmental Authority or unaffiliated third Person alleging or relating to the investigation of any alleged (A) violation of Environmental Law or (B) liability or potential liability for any Release, other than, in each case, those that have been fully resolved without further liability or obligation to Sellers, (ii) there is no Proceeding pending or, to Sellers’ Knowledge, threatened against either the Sellers or the Assets relating to a violation or failure to comply with Environmental Law or involving remediation of any condition of any Real Property pursuant to any Environmental Law, and (iii) there are no matters, circumstances or violations of any Environmental Permits the effect of which would prevent Buyers from continuing to operate and use the Assets for their intended purposes.

(c)    Schedule 3.11(c) contains a complete list of all of Seller’s material Environmental Permits. Such Environmental Permits comprise all of the Environmental Permits required to operate the Assets required as currently operated, and Seller is in compliance with each such Environmental Permit, except for where the failure to have, or be in compliance with, such Environmental Permits would not have a Sellers’ Material Adverse Condition.

(d)    The representations and warranties made in this Section 3.11 are the sole and exclusive representations and warranties of Sellers with respect to environmental matters.

3.12    Employment and Labor Matters.

(a)    Schedule 3.12(a), when delivered by Sellers to Buyers within 20 Business Days before the Closing, will list all of Sellers’ employees who are employed in connection with the operation of the Assets (including any employees who are out on leave), together with each such person’s (i) employment type or classification, (ii) compensation, including hourly or monthly base compensation and any bonus to which the employee is entitled and (iii) contact information, tax identification number and driver’s license number (for each driver of Seller’s motor vehicles only).  Prior to Closing, Sellers will deliver to Buyers as Schedule 3.12 copies of all employment agreements with such employees.

(b)    Schedule 3.12(b), when delivered by Sellers to Buyers reasonably promptly following the Closing, will list, for each employee of any Seller who is employed in connection with the operation of any of the Assets as of the Closing, the following information for the period from January 1, 2009 through the end of the last pay period prior to the Closing: (i) gross earnings; (ii) federal income taxes withheld; (iii) state income taxes withheld; (iv) state unemployment and disability taxes withheld; (v) federal unemployment taxes withheld; (v) FICA taxes withheld; and (vi) 401(k) contributions withheld.

(c)    Except as set forth in Schedule 3.12(c), with respect to each of the Assets, (i) no Seller is a party to any collective bargaining agreement and (ii) within the last 3 years, Sellers have not experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with any of the Assets.  Except as set forth in Schedule 3.12(c) or for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, no Seller is a party to any agreement for the provision of consulting or other professional services which is not cancelable without penalty on less than 30 days’ notice.

(d)    Except to the extent set forth in Schedule 3.12(d) or for matters that would not reasonably be expected to have a Sellers’ Material Adverse Condition, with respect to the Assets, (i) there is no unfair labor practice charge or complaint against Sellers pending or, to Sellers’ Knowledge, threatened, (ii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Sellers’ Knowledge, threatened against or affecting Sellers, (iii) no question concerning labor representation has been raised to Sellers or, to Sellers’ Knowledge, is threatened respecting the Offered Employees, (iv) no grievance, nor any arbitration proceedings arising out of or under collective bargaining agreements, is pending or, to Sellers’ Knowledge, threatened, (v) there are no administrative charges, court complaints or threatened complaints against Sellers concerning alleged employment discrimination or other employment related matters pending or, to Sellers’ Knowledge, threatened before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any other Governmental Authority, (vi) Sellers have complied with all applicable labor and employment laws, (vii) Sellers are not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing and are not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (viii) there are no pending or, to Sellers’ Knowledge, threatened charges, complaints, claims or grievances alleging wage and hour violations including allegations of unpaid hours worked, unpaid wages, unpaid overtime, or violations of meal periods or break period rules, regulations or statutes.

3.13    No Broker’s or Finder’s Fees.  Except as set forth on Schedule 3.13, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any brokerage commissions, finder’s fees or similar compensation in connection with the Transactions based on any agreement, arrangement or understanding made by or on behalf of any Seller or any Affiliate thereof or to which any Seller or any Affiliate thereof is subject.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as set forth in the Buyers’ Disclosure Schedules, Buyers, jointly and severally, make the following representations and warranties to Buyers.  For the purposes of this Article IV and any other representations and warranties herein, (i) matters reflected in the Buyers’ Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Buyers’ Disclosure Schedules, any additional matters are set forth in the Buyers’ Disclosure Schedules for informational purposes, and other matters of a similar nature are not necessarily included, (ii) any item or matter disclosed by Buyers in any section or subsection of the Buyers’ Disclosure Schedules will also be deemed to be disclosed in any other sections or subsections of the Buyers’ Disclosure Schedules to the extent that it is reasonably apparent from the face of such disclosure that such item or matter is applicable or relates to such other sections or subsections and (iii) the Buyers’ Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement.  It is understood and agreed that the inclusion of any specific item in the Buyers’ Disclosure Schedules is not intended to imply that such items so included or other items are or are not material.  Any representations and warranties of any Buyer that may be formed by WCN between the date hereof and the Closing Date shall be deemed to have been made as of the Closing Date and not as of the date hereof.

4.1    Organization and Qualification.  Each Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization or formation.

4.2    Authority; Binding Effect.

(a)   Each Buyer has full power and, subject to obtaining any consents required hereunder, authority (including full corporate or other entity power and authority) to enter into this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transactions and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b)   The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyers is within their respective corporate, limited liability company or partnership rights, powers and authority and such actions have been approved by each Buyer’s board of directors, managers or general partners (as the case may be), and no other proceedings on the part of Buyers will be necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Buyers of the Transactions and the performance of their obligations under this Agreement and the Ancillary Agreements to which they are parties.  This Agreement is, and the Ancillary Agreements to which the Buyers are parties when executed and delivered will be (assuming the due authorization, execution and delivery of each by Sellers), the valid and legally binding agreement of each Buyer, enforceable against such Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the effects of general principles of equity.

4.3    Consents and Approvals; No Violation.  Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements by Buyers do not and will not:

(a)   conflict with, or result in a breach or violation of, their Organizational Documents;

(b)   result in the creation or imposition of any Encumbrance on the Assets;

(c)   except for any notices, consents or approvals required under the HSR Act, (i) require Buyers to obtain the consent or approval of, any Governmental Authority or other third Person (including with respect to the transfer of any Permits), or (ii) constitute a material default under or give rise to any material right of termination, cancellation or acceleration of, or to a material loss of any benefit under, any contract, agreement, arrangement or instrument to which any Buyer is a party or by which any Buyer or any of its properties or assets may be bound; or

(d)   conflict with, or result in a material breach of or default under any Applicable Law to which any Buyer is bound or its material assets are subject.

4.4    Litigation.  There are no Proceedings pending or, to Buyers’ Knowledge, threatened against Buyers that would reasonably be expected to have a Buyers’ Material Adverse Effect or to otherwise interfere with the consummation of the Transactions, at law or in equity, before any federal, state or local court, regulatory agency or other Governmental Authority.

4.5    No Broker’s or Finder’s Fees.  No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any brokerage commissions, finder’s fees or similar compensation in connection with the Transactions based on any agreement, arrangement or understanding made by or on behalf of any Buyer or any Affiliate thereof or to which any Buyer or any Affiliate thereof is subject.

4.6    Available Funds.  As of the date of this Agreement, Buyers have sufficient funds to pay the full Purchase Price payable hereunder at the Closing.  Buyers will have sufficient funds to pay the full Purchase Price payable hereunder at the Closing.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO CLOSING

5.1    Activities of Sellers Prior to Closing.  Except as provided by the terms of this Agreement or as required by the terms of the Republic/Allied Consent Decree or as set forth on Schedule 5.1, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, Sellers shall own and/or operate the Assets in the ordinary and usual course of business consistent with past practice, provided, however, that Sellers shall have no obligation to purchase any vehicles, purchase any yellow iron or (except as provided in Schedule 5.1) engage in any long-term landfill cell development or otherwise incur any material capital expenditures with respect to the Assets pursuant to this Section 5.1 or otherwise.  Without limiting the generality of the foregoing, Sellers agree that, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, except as provided by the terms of this Agreement, they shall (a) own and operate the Assets in compliance with the Republic/Allied Consent Decree, (b) use commercially reasonable efforts to preserve intact and keep available the services of the employees primarily responsible and necessary for operating the Assets (including “shared” employees and “available” employees previously identified to Buyers), and (c) use commercially reasonable efforts to maintain relationships in the ordinary course of business with suppliers, customers, consultants, independent contractors, government agencies, communities and others having business relations with Sellers in the operation of the Assets.

5.2    Activities of Buyers Prior to Closing.  Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, except as contemplated by this Agreement, Buyers shall not, directly or indirectly, (a) engage in any practice, take any action, fail to take any action or enter into any transaction which could reasonably be expected to cause any representation or warranty of Buyers in this Agreement to be untrue or inaccurate or result in a breach of any covenant made by Buyers in this Agreement or (b) take any actions that would reasonably be likely to materially prevent or delay the consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Additional Agreements.  Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such commercially reasonable actions as are necessary to (a) obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including any that are required to be obtained under any Applicable Laws or any Assumed Contracts or Permits, (b) defend all Proceedings challenging this Agreement or the consummation of the Transactions, (c) effect all necessary registrations and other filings and submissions of information requested by a Governmental Authority, including Environmental Permits and (d) use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions.  For so long as the terms of the Republic/Allied Consent remain in effect, Sellers agree not to undertake, directly or indirectly, any challenges to any Permits (including Environmental Permits) relating to the operation of the Assets.  Prior to Closing, RSG shall use its commercially reasonable efforts to cause its outside counsel to issue a legal opinion relating to corporate authority and enforceability of this Agreement in form and substance reasonably satisfactory to RSG, WCN and such counsel.

6.2    Access to Information; Confidentiality; Real Property Access.  Subject to compliance with Applicable Laws, Sellers shall afford to Buyers reasonable access during normal business hours during the period prior to the Closing to all of Sellers’ respective properties, books, contracts, commitments, personnel and Records relating to the Assets, and all other information concerning the Assets as Buyers may reasonably request and receive consistent with the provisions of Applicable Law.  All information exchanged with any of the Buyers pursuant to this Section 6.2 shall be subject to the confidentiality agreement, dated November 6, 2008, between Sellers and the Buyer party thereto (the “Confidentiality Agreement”).  Without limiting the generality of the foregoing, Buyers shall have the right to conduct Phase I environmental investigations of the Real Property, and may conduct Phase II investigations upon Sellers’ prior written consent, which may not be unreasonably withheld or delayed.  Any access to the Real Property requested by Buyers pursuant to this Section 6.2 shall be granted in accordance with an access agreement containing customary terms and conditions to be agreed upon by the parties.  All access and testing shall be coordinated with Sellers, and Buyers and their agents and employees shall not enter the Real Property or perform inspections or meet with employees unless accompanied by a representative of Sellers.  Sellers shall have the right to delay access or testing until such time that the access or testing, in the reasonable judgment of Sellers, will not materially interfere with the operations of the Assets.  Sellers shall have the right to require that access and testing be conducted on weekends or after normal business hours and shall have the right to limit access to employees to only those who are designated by Sellers.  In addition to the terms of any access agreement, Buyers agree to return the Real Property in all material respects to its condition as of the date of this Agreement to the extent there are any material alterations to the Real Property attributable to their exercise of their rights pursuant to this Section 6.2, and Buyers shall indemnify and save harmless Sellers from any damage caused as a result of Buyers’ activities under this Section 6.2 and all costs of returning the Real Property to such condition as it existed prior to Buyers’ activities under this Section 6.2.  If Buyers do not promptly perform such work, Sellers shall have the right to perform, or cause to be performed, such work and to obtain reimbursement for the costs of such work (including legal and consulting fees) from Buyers, which costs shall be payable by Buyers to Sellers upon demand.

6.3    Title Insurance and Surveys.

(a)   Buyers have received title commitments (the “Title Commitments”) issued by the Title Company for the issuance of an ALTA (or, where applicable, a TLTA) policy of title insurance for each parcel of Real Property (each, a “Title Policy”). The Title Commitments are described on Schedule 6.3(a) and have been reviewed and approved by Buyers.  The base premium (and any extra cost for any deletions, modifications or endorsements) for each Title Policy shall be paid for by Buyers at the Closing.

(b)   Buyers have received a survey of each parcel of Owned Real Property (the “Surveys”) prepared by a registered land surveyor or engineer.  Except for the Surveys described on Schedule 6.3(b)(i) (which shall be deemed reviewed and approved by Buyers within 10 Business Days of their receipt of such Surveys unless Buyers raise reasonable objections thereto), the Surveys are described on Schedule 6.3(b)(ii) and have been reviewed and approved by Buyers.  The cost of the Surveys shall be paid for by Buyers at the Closing.

(c)   Except for any Title Requirements, any matters shown and disclosed in the Title Commitments and Surveys, including any Encumbrances (except for Blanket Liens), encroachments, overlaps, boundary disputes or gaps shall, from and after the date hereof, be deemed approved by Buyers and shall constitute Permitted Encumbrances under this Agreement.

6.4    Prorations and Charges.  All Taxes and assessments relating to the Owned Real Property for any Tax year prior to the real estate Tax year in which the Closing occurs shall be paid in full by Sellers on or before the Closing Date or an amount sufficient to fully discharge the same shall be deposited in escrow with the Title Company for payment to the relevant Tax authority.  Real Property Taxes for the current Tax year shall be prorated between Sellers and Buyers as of the Closing Date on a daily, pro-rata basis based upon the latest available estimates of the amount thereof or the actual amount of such Taxes.  With respect to the Leased Real Property, rent, real estate Taxes, operating costs (e.g., CAMs) and any other amounts (other than payments attributable to a breach of the lease by Sellers) due or payable by any Seller under each Real Estate Lease shall be prorated as of the Closing Date.  In the event that the actual amount of any such Taxes for an applicable Tax period is not known as of the Closing Date, the proration of such Taxes shall be made based upon the latest available Tax figures, and when the actual Tax bills for such Taxes for the applicable Tax period is received by either Buyers or Sellers, such party shall provide notice of its receipt and a copy of such bills to the other party and, if necessary, the parties shall thereafter promptly make a cash settlement based upon the actual Tax bills.  In addition, all other operating expenses associated with the Owned Real Property shall be prorated as of the Closing Date.  Any such operating expenses relating to the Leased Real Property or Owned Real Property which are not prorated at Closing by the Title Company shall constitute Excluded Liabilities.

6.5    Condemnation or Casualty.  If prior to the Closing, the Owned Real Property or any part thereof is subject to an eminent domain or condemnation proceeding or any improvement thereon is damaged by fire, flood or other casualty, Sellers shall give written notice thereof to Buyers, and Buyers shall be entitled to any condemnation award or insurance proceeds resulting from any such event. At the Closing, Sellers shall execute and deliver all documents reasonably requested by Buyers to effectuate such assignment.  Upon any assignment of a condemnation award or insurance proceeds, all risk of collection with respect thereto shall be on Buyers and not Sellers.

6.6    Fees and Expenses.

(a)   Except as otherwise provided in this Agreement, whether or not the Transactions shall be consummated, (i) Buyers will pay the aggregate of all fees, expenses and disbursements of Buyers and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyers under this Agreement and (ii) Sellers will pay the aggregate of all fees, expenses and disbursements of Sellers and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Sellers under this Agreement, including legal fees, investment banking and advisory fees, accounting fees and any other out-of-pocket documented expenses (collectively, the “Sellers’ Expenses”).

(b)   All transfer, documentary, sales (including any bulk sales), use, stamp, registration and other Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions, shall be paid by Buyers when due to the applicable Tax authority or remit to Sellers at Closing all sales, transfer, conveyance or other Taxes associated with the transfer of the Assets to Buyers pursuant to this Agreement.  Buyers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  Without limiting the generality of the foregoing, Buyers shall bear the payment of all transfer and sales and use Taxes and title fees related to the transfer of the Rolling Stock included in the Assets and incurred as a result of the Transactions.

(c)   Except as may be otherwise provided in this Agreement, all costs of closing the sale and purchase of the Real Property shall be borne as follows: (i) all costs of any kind associated with any financing obtained by Buyers shall be borne by Buyers, including any recording fees, documentary fees and/or stamp Taxes and (ii) all costs to obtain the Title Commitments and all Title Policy premiums, fees and costs and all other closing costs related to the sale and purchase of the Real Property shall be borne by Buyers.

6.7    Contact with Government Officials, Customers and Employees.  Upon the request of Buyers, Sellers shall use their commercially reasonable efforts to cooperate with Buyers in making contact with the appropriate Governmental Authorities, customers and other third parties as may be reasonably necessary to obtain all consents to the consummation of the Transactions listed on Schedule 7.1(b).  Buyers acknowledge and agree that they shall not contact any customers relating to the Assets prior to the Closing; provided, however, that within 10 Business Days prior to the scheduled date of the Closing, Buyers may contact customers of Sellers that are counterparties to Material Collection Contracts or Material Disposal Contracts for customary due diligence or transitional purposes.  Buyers further agree that, without the prior written consent of Sellers, which shall not be unreasonably withheld or delayed, they will not contact any Offered Employees (including managers, supervisors and other personnel key to the management and operations of the Assets) prior to the Closing; provided, however, that Sellers shall make reasonably available to Buyers all of Sellers’ non-management employees (and their respective Employee Records) who are employed in connection with the operations of the Assets no later than 10 Business Days prior to the scheduled Closing Date and shall make reasonably available to Buyers all of Sellers’ management employees who are employed in connection with the operations of the Assets no later than 20 Business Days prior to the scheduled Closing Date.

6.8    Public Announcements.  RSG and WCN shall mutually agree on a form of press release to be issued in connection with this Agreement and the Transactions.  Except as otherwise required by Applicable Law or the rules of the New York Stock Exchange, the parties agree that, prior to the Closing, no press release, written communication, public announcement, statement or filing shall be issued or made by any Seller, on the one hand, or any Buyer, on the other hand, containing information regarding this Agreement or the Transactions (including the fact that the Transactions are being discussed or the terms of the Transactions) without the prior written approval of both RSG and WCN, which approval may not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, WCN and RSG agree, to the extent permitted by Applicable Law, not to make this Agreement publicly available (including through any filing with the U.S. Securities and Exchange Commission (the “SEC”), prior to March 1, 2009; provided, however, that WCN may include a description of this Agreement and the Transactions in substantially the form set forth on Exhibit I attached hereto in any filing by WCN with the SEC before such date.  The parties shall consult with each other concerning the means by which Sellers’ employees, customers and suppliers and others having dealings with Sellers will be informed of the Transactions.  Nothing in this Section 6.8 shall restrict Buyers’ ability to contact the parties listed or otherwise described in Section 6.7 who are permitted to be contacted pursuant to Section 6.7 with respect to the Transactions.

6.9    Supplements to the Sellers’ Disclosure Schedules; Certain Pre-Closing Matters.

(a)   Except for Schedules 1.1(c)(i), 1.1(c)(ii) and 1.1(c)(iii) which will be updated within 5 Business Days following the Closing Date in accordance with Sections 1.1(c)(i), 1.1(c)(ii) and 1.1(c)(iii), respectively, at any time prior to the date that is 5 Business Days prior to the Closing and upon written notice thereof to Buyers, Sellers may, in their sole discretion, deliver to Buyers one or more supplements to the Sellers’ Disclosure Schedule (each such supplement, a “Supplemental Sellers’ Disclosure Schedule”) with respect to any fact(s), circumstance(s) or matter(s) arising after the date of this Agreement that, if existing or known by Sellers prior to the date of this Agreement, would have been required to be set forth or described in the Sellers’ Disclosure Schedules.  With respect to any fact, circumstance or matter disclosed in a Supplemental Sellers’ Disclosure Schedule, subject to this Section 6.9(a): (i) any such fact, circumstance or matter (A) that first arose after the date of this Agreement, and (B) of which no Seller had any Knowledge on or prior to the date of this Agreement, shall become an Assumed Liability and shall be treated as if it had been fully disclosed on Sellers’ Disclosure Schedules on the date hereof for the purposes of determining whether any representation or warranty of Sellers has been breached for indemnification purposes under Article IX hereof; (ii) any such fact, circumstance or matter (A) that first arose on or prior the date of this Agreement, or (B) of which a Seller had or should have had Knowledge on or prior to the date of this Agreement, shall be treated as if it had not been disclosed on Sellers’ Disclosure Schedules on the date hereof for the purposes of determining whether any representation or warranty of Sellers has been breached for indemnification purposes under Article IX hereof; and (iii) any fact(s), circumstance(s) or matter(s) disclosed by a Supplemental Sellers’ Disclosure Schedule may be disregarded by Buyer for purposes of determining whether the condition set forth in Section 7.2(a) has been satisfied, and may be taken into account by Buyers for purposes of determining whether the condition set forth in Section 7.2(e) has been satisfied.  Notwithstanding any provision of this Section 6.9(a) to the contrary, regardless of any disclosure made by Sellers on any Sellers’ Disclosure Schedule or Supplemental Sellers’ Disclosure Schedule, in no event shall Buyers be liable (and Sellers’ shall remain solely liable) for any fact, circumstance or matter that is an Excluded Liability, an Absolute Obligation or constitutes a breach of any covenant or obligation under this Agreement.

(b)   Notwithstanding anything to the contrary in this Agreement, if (i) any fact(s), circumstance(s) or matter(s) that were not disclosed in the Sellers’ Disclosure Schedules as of the date hereof and that arise after the date of this Agreement and on or prior to the Closing Date, (ii) such fact(s), circumstance(s) or matter(s) result in, or could reasonably be expected to result in, Liabilities arising from Proceedings, Permits, Assumed Contracts, Real Property, Taxes or Environmental Laws, and (iii) such Liabilities would constitute Assumed Liabilities pursuant to the terms of this Agreement upon the consummation of the Closing, then RSG shall promptly (but in any event within 15 days), notify WCN in writing that it has learned of such fact(s), circumstance(s) or matter(s).  If WCN concludes in good faith, after reasonably diligent review, that such fact(s), circumstance(s) or matter(s) described in the immediately preceding sentence have resulted in, or could reasonably be expected to result in, Liabilities equal to or in excess of $5 million individually or $10 million in the aggregate (the “Pre-Closing Caps”), then WCN shall have 15 days from the receipt of such written notice from RSG to notify RSG that it intends to terminate this Agreement (the “WCN Pre-Closing Termination Notice”) unless RSG, in its sole discretion, provides written notice to WCN within 10 days of RSG’s receipt of the WCN Pre-Closing Termination Notice stating that it agrees to fully indemnify WCN for such Liabilities under the terms of Article IX (the “RSG Pre-Closing Indemnification Notice”).  Such WCN Pre-Closing Termination Notice shall set forth in reasonable detail WCN’s basis for determining that such Liabilities have equaled or exceeded, or could reasonably be expected to equal or exceed, the Pre-Closing Caps.  In the event that RSG timely provides the RSG Pre-Closing Indemnification Notice pursuant to the immediately preceding sentence, the Liabilities described in this Section 6.9(b) shall be deemed to be Absolute Obligations of Sellers.  In the event that RSG, in its sole discretion, elects not to provide the RSG Pre-Closing Indemnification Notice, WCN may, in its sole discretion, elect to terminate this Agreement pursuant to Section 8.1(f). Notwithstanding the foregoing, in no event shall this Section 6.9(b) apply to any fact, circumstance or matter that is an Excluded Liability, an Absolute Obligation (without giving effect to this Section 6.9(b)) or constitutes a breach of any covenant or obligation under this Agreement.

6.10    Employees and Employee Benefits.

(a)   Effective as of the Closing Date, Buyers shall offer employment to the employees of Sellers listed on Schedule 6.10(a) and who remain actively employed by a Seller as of such date (each, an “Offered Employee”) on terms (position, salary or hourly wage rate, bonus, health and welfare benefits, etc.) similar to those in effect immediately prior to Closing for similarly situated employees of Buyers; provided, however, that, notwithstanding the foregoing, Buyers may decline to offer employment to (i) up to an aggregate of 5 of the employees of Sellers listed on Schedule 6.10(a) so long as Buyers have valid business reasons (which may include any position that WCN deems redundant or unnecessary) for doing so as reasonably approved by RSG and (ii) an unlimited number of such employees who fail to satisfy Buyers’ pre-employment screening policies (provided that WCN shall provide RSG with a reasonably detailed description of the circumstances with respect to such failure for each such employee).  For purposes of this Agreement, any Offered Employee who is not actively at work on the Closing Date because of vacation, holiday, personal leave, sick or medical leave, maternity, paternity or other family-related leave, military leave, jury duty, bereavement leave or any other leave shall be deemed an Offered Employee.  Each Offered Employee who accepts any Buyer’s offer of employment is referred to as a “Transferred Employee.”  On or prior to the Closing Date, each Seller shall have terminated each of its Transferred Employees.  Sellers shall update Schedule 6.10(a) at Closing to reflect those Offered Employees who remain actively employed by Sellers as of such date (including any Offered Employees on leave as of such date).

(b)   As of the Closing, Buyer shall assume the severance and retention and stay bonus obligations for the Transferred Employees described on Schedule 6.10(b) (the “Assumed Severance and Retention Bonus Liabilities”), which Schedule 6.10(b) shall be updated by Sellers at Closing.  Except for the Assumed Severance and Retention Bonus Liabilities, Sellers shall retain sole responsibility for all (i) accrued payroll and bonuses and accrued but unused vacation, sick or personal days of each Offered Employee as of the Closing Date and (ii) obligations, claims, liabilities and commitments under Sellers’ Benefit Plans and compensation practices, including severance benefits, if any, payable to Offered Employees who are not Transferred Employees as a result of the Transactions.  Sellers shall retain all liabilities and obligations to all of Sellers’ employees and former employees, including Offered Employees and their eligible dependents in respect of health insurance continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and similar state Applicable Law.

(c)   Buyers agree to use commercially reasonable efforts to cooperate with and assist Sellers in eliminating the need for Worker Adjustment and Retraining Notification Act and any similar state Applicable Law (collectively, the “WARN Act”) notifications.  If, notwithstanding Buyers’ compliance with the preceding sentence of this Section 6.10(c), WARN Act notification is nonetheless required, Sellers agree to provide any required notice under the WARN Act, and any similar state Applicable Law, and to otherwise comply with any such Applicable Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Offered Employees occurring prior to or as a result of the consummation of the Transactions (without taking into account any termination by Buyers of the employment of any Transferred Employees following the Closing).

(d)   All Offered Employees who are employed by Buyers from and after the Closing shall be given credit for their years of service with Sellers in determining their entitlement to Buyers’ severance and other length-of-service related employee benefits.  Buyers shall take all actions reasonably necessary to ensure that all Transferred Employees are eligible to be enrolled in all applicable Benefit Plans of Buyers effective as of the Closing and are enrolled as soon as reasonably practicable following the Closing (but in no event later than 15 Business Days following the Closing Date), and shall take all actions reasonably necessary to ensure that, to the fullest extent permitted under such Benefit Plans, any probationary or waiting periods, or eligibility requirements, applicable under any such Benefit Plans are waived with respect to the Transferred Employees.  Notwithstanding the foregoing, Buyers shall take all actions reasonably necessary to ensure that all Transferred Employees are enrolled in all applicable Benefit Plans of Buyers providing health, medical and similar benefits (the “Medical Plans”) effective as of the Closing and shall take all actions reasonably necessary to ensure that any probationary or waiting periods, or eligibility requirements, applicable under any such Medical Plans are waived with respect to the Transferred Employees.

(e)   Pursuant to the “Alternate Procedure” provided in Section 5 of Revenue Procedure 2004-53, 2004-34 IRB 320, to the extent permitted by Applicable Laws, (i) Sellers and Buyers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will be relieved from filing a Form W-2 with respect to any Transferred Employees for the year that includes the Closing Date, (iii) Buyers will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the entire year (including the portion during which such Transferred Employees are employed by Sellers) that includes the Closing Date, and (iv) Sellers agree to cooperate with Buyers and, upon request from Buyers, provide Buyers with information relating to the period during which the Transferred Employees are employed by Sellers.

6.11    Governmental Approvals; Required Divestitures.

Each party shall (i) subject to Applicable Laws, promptly notify the other party of any written communication to that party from the U.S. Department of Justice, Antitrust Division or any other Governmental Authority relating to this Agreement and, subject to Applicable Laws, permit the other party to review in advance any proposed written communication to any of the foregoing relating to this Agreement, (ii) to the extent permitted by Applicable Laws, not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at any such meeting or discussion and (iii) to the extent permitted by Applicable Laws, furnish the other party with copies of all correspondence, filings and communications between them and their Affiliates and their respective representatives, on the one hand, and any government or regulatory authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions.

(a)    Buyers undertake and agree to make any asset divestitures required and take any other actions necessary in order to obtain  the consent of the U.S. Department of Justice (the “DOJ”) to Buyers’ purchase of the Assets and the consummation of the Transactions (the “DOJ Consent”).

6.12   Notice of Developments..  Sellers shall promptly notify Buyers of any facts, circumstances or matters arising after the date of this Agreement that Sellers become aware of that could reasonably be expected to have a Sellers’ Material Adverse Effect.  The parties hereto agree to give prompt notice to each other of, and to use commercially reasonable efforts to, remedy (a) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its or their representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Closing Date (with respect to Sellers, after giving effect to Section 6.9), and (b) any material failure on its or their part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  During the period between the date hereof and the Closing Date, Sellers’ Representative shall provide written notice to Buyers in the event that (i) any transfer station or landfill (other than the Brent Run Landfill) receives notice of the loss or termination of any Material Disposal Contract or (ii) the Seller that operates the Brent Run Landfill receives notice of the loss or termination of any Disposal Contract from which such Seller billed revenues of more than $250,000 for the twelve (12) months ended December 31, 2008.

6.13    Reasonable Commercial Efforts.  Buyers and Sellers shall each use their reasonable commercial efforts to cause the conditions in Article VII to be satisfied, on the terms and subject to the conditions set forth in this Agreement.

6.14    Waiver of Bulk Sales Laws.  Buyers and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the Transactions.

6.15    Certain Deliveries by Sellers and Buyers.

(a)    At the Closing or as promptly as reasonably practicable thereafter, Sellers shall use their commercially reasonable efforts to deliver to Buyers the following:

                    (i)    Notices from the applicable Sellers of the change in ownership of each parcel of Real Property to (A) all utility companies serving such Real Property and (B) any other party providing services to such Real Property;

              (ii)   All motor vehicle registrations and ownership documents for the Rolling Stock;

              (iii)    Such other separate documents or instruments of sale, assignment or transfer as Buyers and Sellers shall mutually agree upon or as may otherwise be reasonably required for the transfer of any Assets as contemplated by this Agreement; and

                    (iv)   Certificates of recent date (with respect to the Closing) as to the good standing of each Seller.

(b)    At the Closing or as promptly as reasonably practicable thereafter, Buyers shall use their commercially reasonable efforts to deliver to Sellers certificates of recent date (with respect to the Closing) as to the good standing of each Buyer.

6.16    Removal of Identification.  Within 6 months after the Closing, Buyers shall remove or otherwise conceal all visible usage of the Retained IP on all Assets other than those Containers included in the Assets.

6.17    Further Assurances.  From time to time on and after the Closing and without further consideration except as provided in this Agreement, the parties shall each deliver or cause to be delivered to any other party or parties, at such times and places as shall be reasonably requested, such additional instruments as such other party or parties may reasonably request for the purpose of carrying out this Agreement and the Transactions.  Sellers, also without further consideration, agree to cooperate with Buyers and to use Sellers’ commercially reasonable efforts to have their officers and employees cooperate on and after the Closing Date in furnishing to Buyers or their advisors (a) information requested by Buyers with respect to the Assets and (b) information and other assistance in connection with obtaining all necessary Permits (including Environmental Permits) and approvals and in connection with any third-party actions, proceedings, arrangements or disputes of any nature with respect to the Assets, provided, however, that these obligations shall not apply to disputes among the parties and that Sellers shall not be required to expend any sum of money toward such efforts beyond commercially reasonable and typical overhead expenditures and commercially reasonable outside counsel and adviser fees and costs.  Buyers, also without further consideration, agree to cooperate with Sellers and to use Buyers’ commercially reasonable efforts to have their officers and employees cooperate on and after the Closing Date in furnishing to Sellers or their advisors information and other assistance (including reasonable access to the Assets, including the Real Property) in connection with any third-party actions, proceedings, arrangements or disputes of any nature with respect to the Assets, provided, however, that this obligation shall not apply to disputes among the parties and that Buyers shall not be required to expend any sum of money toward that end beyond commercially reasonable and typical overhead expenditures and commercially reasonable outside counsel and adviser fees and expenses.

6.18    Blanket Lien Releases.  The Assets are encumbered by blanket liens in favor of various lenders to Sellers and/or Sellers’ Affiliates (the “Blanket Liens”), all of which liens will be released concurrently with the Closing.  Within 60 days after the Closing Date, Sellers shall deliver evidence to Buyers of the release of any security interests reflecting such Blanket Liens.

6.19    Performance Bonds.  Within 30 days following the Closing, Buyers will post performance bonds, letters of credit and other financial assurances for the performance bonds, letters of credit and other financial assurances of Sellers set forth on Schedule 6.19, and will promptly furnish to Sellers a copy of each such replacement performance bond, letter of credit or other financial assurance as it is issued.  From and after the Closing Date and until such time as such Buyer posts a replacement performance bond, letter of credit or other financial assurance, such Buyer will (a) during such initial 30-day period, reimburse the applicable Seller for the costs incurred by such Seller in keeping the applicable performance bond, letter of credit or other financial assurance in place (as prorated based upon when Buyers provide such Seller written notice of having posted such performance bonds, letters of credit or other financial assurances), (b) during the following 30-day period, pay such Seller costs incurred by such Seller in keeping the applicable performance bond, letter of credit or other financial assurance in place plus 200 basis points of the face amount of such performance bond, letter of credit or other financial assurance (as prorated based upon when Buyers provide such Seller written notice of having posted such performance bonds, letters of credit or other financial assurances), and (c) for each 30-day period thereafter, reimburse the applicable Seller for the costs incurred by such Seller in keeping the applicable performance bond, letter of credit or other financial assurance in place plus interest with respect to such performance bond, letter of credit or other financial assurance at a rate equal to the lesser of (i) 1% higher than the rate paid during the immediately preceding 30-day period, or (ii) the maximum rate permitted under Applicable Law as prorated based upon when Buyers provide such Seller written notice of having posted such performance bonds, letters of credit or other financial assurances).

6.20    Restrictive Covenants.  Each of the Sellers, for itself and on behalf of its Affiliates, covenants and agrees as follows:

(a)    For a period of 2 years from and after the Closing Date, none of the Sellers nor any of their respective Affiliates will (i) solicit any small container municipal solid waste commercial collection business from any Collection Accounts, (ii) solicit any municipal solid waste collection or disposal business from any Peachland/Angleton Accounts, (iii) solicit any municipal solid waste disposal business from any Disposal Accounts or (iv) solicit from any counterparty to a Landfill Operating Contract or Government Contract, the waste collection or disposal services previously provided by Sellers under such Contract with respect to such landfill prior to the Closing Date, provided, however, that, subject to Section 6.20(b) below, the foregoing restrictions set forth in this Section 6.20(a) shall not prohibit Sellers from (A) accepting disposal business from customers willing to pay the posted gate disposal fees, (B) responding to, or executing a contract with any customer solicited through, a request for proposals or other bidding process (whether public or private), (C) responding to inquiries or solicitations made by any customers (including pricing inquiries) and providing waste collection or disposal services to the customers that are derived as a result of such inquiries or solicitations, or (D) continuing to do business with any current customers of Sellers or any of their Affiliates at locations of Sellers other than the Markets not included in the Assets;

(b)    Notwithstanding the proviso set forth in Section 6.20(a) above, for a period of 1 year from and after the Closing Date, the Sellers and their respective Affiliates agree not to accept any municipal solid waste disposal business from any Disposal Accounts; provided, however, that the foregoing restriction set forth in this Section 6.20(b) shall not prohibit Sellers from accepting disposal business in the event that the customer with respect to such Disposal Account asserts that any of the key disposal terms offered by Buyers or their Affiliates to such Disposal Account following the Closing are materially less favorable than the disposal terms in existence as of the Closing Date with respect to such Disposal Account; provided further, however, that the foregoing restrictions set forth in this Section 6.20(b) shall not prohibit Sellers from (A) accepting disposal business from customers willing to pay the posted gate disposal fees, (B) responding to, or executing a contract with any customer solicited through, a request for proposals or other bidding process (whether public or private), or (C) continuing to do business with any current customers of Sellers or any of their Affiliates at locations of Sellers other than the Markets not included in the Assets; and

(c)    In addition to any other rights or remedies available to Buyers pursuant to this Agreement or any other agreement, at law or in equity, Buyers shall be entitled to injunctive relief requiring specific performance by Sellers and their respective Affiliates of this Section and each of the Sellers, for itself and its Affiliates, consents to the entry thereof.

6.21    Certain Other Matters.  Sellers and Buyers hereby acknowledge and agree as follows: (a) Buyers have conducted an independent investigation of the Assets and, except for the representations, warranties, covenants and obligations of Sellers expressly set forth in this Agreement, are purchasing the Assets on an “as-is, where-is” basis, (b) except as expressly set forth in Article III, Sellers make no representations or warranties, express or implied, at law or in equity, in respect of the Assets or otherwise in connection with this Agreement including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed, (c) except as expressly set forth in Article III, Buyers have not relied on any representations or warranties by or on behalf of Sellers in connection with their execution of this Agreement or the consummation of the Transactions, and any such other representations or warranties shall not be implied at law or in equity, (d) except as expressly set forth in Article IV, Buyers make no representations or warranties, express or implied, at law or in equity, in connection with this Agreement, and any such other representations or warranties are hereby expressly disclaimed, and (e) except as expressly set forth in Article IV, Sellers have not relied on any representations or warranties by or on behalf of Buyers in connection with their execution of this Agreement or the consummation of the Transactions, and any such other representations or warranties shall not be implied at law or in equity.  The terms and provisions of this paragraph shall survive the Closing hereunder.

6.22    Exclusivity Period..  Following the date of this Agreement through the Closing Date (the “Exclusivity Period”), neither Sellers nor any of their respective Affiliates shall initiate, solicit, negotiate, encourage or provide information to facilitate, and neither Sellers nor any of their respective Affiliates shall, and shall use its or their reasonable efforts to cause any officer, director or employee of Sellers and their respective Affiliates, or any counsel, accountant, investment banker, financial advisor or other agent retained by it or them not to, initiate, solicit, negotiate, encourage or provide information to facilitate, any proposal or offer to acquire all or any substantial part of the Assets, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”), nor shall Sellers or any of their respective Affiliates enter into or  consummate any agreement or commitment with respect to an Acquisition Transaction; provided, however, that the foregoing obligations of Sellers pursuant this Section 6.22 and the Exclusivity Period shall immediately terminate and be of no further effect upon the earlier to occur of any of the following: (a) the right of RSG to terminate this Agreement pursuant to Section 8.1(d) is triggered; (b) the right of WCN to terminate this Agreement pursuant to Section 8.1(c) is triggered; or (c) the DOJ at any time indicates to RSG and WCN verbally or in writing that the DOJ Consent is being withheld or materially delayed.

         6.23    Sellers’ and Buyers’ Representatives..

                  (a)    Sellers’ Representatives.  In order to administer efficiently the rights and obligations of Sellers under this Agreement, each Seller hereby designates and appoints RSG as such Seller’s representative (the “Sellers’ Representative”) to serve as Sellers’ agent and attorney-in-fact for the limited purposes set forth in this Agreement.  Each Seller hereby appoints the Sellers’ Representative as such Seller’s agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority on such Seller’s behalf: (i) to consummate the transactions contemplated by this Agreement; (ii) to disburse any funds received hereunder to Sellers; (iii) to execute and deliver on behalf of each Seller any amendment of or waiver under this Agreement, and to agree to resolution of all Claims hereunder; (iv) to retain legal counsel and other professional services, at the expense of Sellers, in connection with the performance by the Sellers’ Representative of this Agreement including all actions taken on behalf of Sellers as Indemnifying Party pursuant to Article IX; and (v) to do each and every act and exercise any and all rights which such Sellers are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith.  Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the bankruptcy or other incapacity of any Seller.  Each Seller hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of Sellers to enforce the rights of Sellers under this Agreement, and any action taken with respect to any claim subject to indemnification by any Seller pursuant to Article IX (including any action taken to object to, defend, compromise or agree to the payment of such claim), shall be effective if approved in writing by the Sellers’ Representative, and that each and every action so taken shall be binding and conclusive on each Seller, whether or not such Seller had notice of, or approved, such amendment or waiver.

                  (b)     Buyers’ Representatives.  In order to administer efficiently the rights and obligations of Buyers under this Agreement, each Buyer hereby designates and appoints WCN as such Buyer’s representative (the “Buyers’ Representative”) to serve as Buyers’ agent and attorney-in-fact for the limited purposes set forth in this Agreement.  Each Buyer hereby appoints the Buyers’ Representative as such Buyer’s agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority on such Buyer’s behalf: (i) to consummate the transactions contemplated by this Agreement; (ii) to disburse any funds received hereunder to Buyers; (iii) to execute and deliver on behalf of each Buyer any amendment of or waiver under this Agreement, and to agree to resolution of all Claims hereunder; (iv) to retain legal counsel and other professional services, at the expense of Buyers, in connection with the performance by the Buyers’ Representative of this Agreement including all actions taken on behalf of Buyers as Indemnifying Party pursuant to Article IX; and (v) to do each and every act and exercise any and all rights which such Buyers are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith.  Each Buyer agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Buyers’ Representative and shall survive the bankruptcy or other incapacity of any Buyer.  Each Buyer hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of Buyers to enforce the rights of Buyers under this Agreement, and any action taken with respect to any claim subject to indemnification by any Buyer pursuant to Article IX (including any action taken to object to, defend, compromise or agree to the payment of such claim), shall be effective if approved in writing by the Buyers’ Representative, and that each and every action so taken shall be binding and conclusive on each Buyer, whether or not such Buyer had notice of, or approved, such amendment or waiver.

          6.24    Lockboxes and Cash Sweeps..  During the 180-day period following Closing, at least once during every 5 Business Days, RSG shall provide to WCN through ACH payment, to an account designed in writing by WCN, cash collected by Sellers or the Seller Companies that is due to Buyers pursuant to Section 1.1(d): (i) paid or sent to Sellers’ or any Seller Company’s lock boxes; (ii) made through any “ez-pay” or other electronic or telephonic payment system of Sellers or the Seller Companies; or (iii) via automatic bank payment or electronic funds transfer.  Following such 180-day period, RSG shall provide any such further cash amounts received by RSG to WCN on a periodic basis as may be reasonably mutually agreed upon by RSG and WCN.

6.25    Specified Title Requirements..  Sellers shall use commercially reasonable efforts to satisfy the Specified Title Requirements.

6.26    Lubbock Deed Restriction..  Prior to the Closing Date, Sellers may cause a deed restriction to be placed on the Owned Real Property within Lubbock, Texas conveyed to Buyers hereunder providing that such Owned Real Property shall not be used as a site where solid waste (including yard waste, demolition materials and household or commercial refuse) is loaded, unloaded, collected, sorted or transferred in preparation for processing or transfer to landfills and/or other waste disposal sites. The foregoing deed restriction (the “Lubbock Deed Restriction”) shall be a covenant running with the land and binding upon the parties hereto and their successors and assigns in perpetuity or until revoked or modified in whole or in part by grantor, its successors or assigns, in its sole and absolute discretion.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1     Conditions Precedent to the Obligations of the Parties to Effect the Transactions.   The respective obligations of each of the parties to effect the Transactions are subject to the satisfaction or waiver by consent of the other parties, at or prior to the Closing, of each of the following conditions:

(a)    No Legal Prohibition.  No injunction or order shall be in effect prohibiting the consummation of the Transactions or making the consummation of the Transactions unlawful.

(b)    Third-Party Consents and Approvals.  All of the material governmental, regulatory and third-party consents and approvals that are listed on Schedule 7.1(b) shall have been obtained.

(c)    DOJ Approval.  The DOJ Consent shall have been obtained in accordance with the terms of the Republic/Allied Consent Decree.

7.2    Conditions Precedent to Obligations of Buyers.  The obligations of Buyers to consummate the Transactions are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties.  Each of the representations and warranties made by Sellers in this Agreement shall be true and correct (determined without regard to any qualifications and exceptions contained herein relating to materiality or Sellers’ Material Adverse Effect or words of similar import (other than any such qualifications or exceptions set forth in the Sellers’ Disclosure Schedule)) on the Closing Date as if made on and as of such date (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except, in each case, where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Sellers’ Material Adverse Effect.

(b)    Covenants.  Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers on or before the Closing Date shall have been duly complied with and performed in all material respects.

(c)    Officer’s Certificate.  Buyers shall have received a certificate of Sellers, dated as of the Closing Date, signed by an executive officer of Sellers to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Deliveries.  Sellers shall make or cause to be made the deliveries described in Section 2.5.

(e)    No Seller’s Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any events, facts, circumstances or matters that would, individually or in the aggregate, reasonably be expected to have a Sellers’ Material Adverse Effect.

7.3    Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the Transactions are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties.  (i) The representations and warranties made by Buyers in Section 4.6 of this Agreement shall be true and correct in all respects and (ii) all other representations and warranties made by Buyers in this Agreement shall be true and correct (determined without regard to any qualifications and exceptions contained herein relating to materiality or words of similar import (other than any such qualifications or exceptions set forth in the Buyers’ Disclosure Schedule)) on the Closing Date as if made on and as of such date (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except, in each case, where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyers’ Material Adverse Effect.

(b)    Covenants.  Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyers on or before the Closing Date shall have been duly complied with and performed in all material respects.

(c)    Officer’s Certificate.  Sellers shall have received a certificate of Buyers, dated as of the Closing Date, signed by an executive officer of Buyers to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)    Deliveries.  Buyers shall make or cause to be made the deliveries described in Section 2.6.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1    Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing effective immediately in each case:

(a)    By the mutual written consent of WCN and RSG; or

(b)    By either WCN or RSG by written notice to the other:

                    (i)    if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or

                    (ii)   if the Closing shall not have occurred on or before August 15, 2009 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement in a material respect has been the principal cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date, and provided further, however, that Sellers may extend the Outside Date by an additional period of up to 90 days in their sole discretion;

(c)    By written notice from WCN to RSG, if either (i) Buyers are not in material breach of their representations, warranties, covenants or agreements contained in this Agreement and if any Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) cannot be cured by the Outside Date or, if capable of being cured, has not been cured within 30 days after the giving by WCN of written notice to RSG of such breach or failure or (ii) Sellers fail to consummate the Closing within 10 Business Days of written notice from WCN to RSG that all of the conditions set forth in Section 7.1 have been satisfied and that all of the conditions set forth in Section 7.2 have been satisfied or waived by WCN;

(d)    By written notice from RSG to WCN, if either (i) Sellers are not in material breach of their representations, warranties, covenants or agreements contained in this Agreement and if any Buyer breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) cannot be cured by the Outside Date or, if capable of being cured, has not been cured within 30 days after the giving by RSG of written notice to WCN of such breach or failure, or (ii) Buyers fail to consummate the Closing within 10 Business Days of written notice from RSG to WCN that all of the conditions set forth in Section 7.1 have been satisfied and that all of the conditions set forth in Section 7.3 have been satisfied or waived by RSG;

(e)    By written notice from RSG to WCN, if either (i) the DOJ Consent shall not have been obtained on or before March 31, 2009, (provided, however, that Sellers may extend this date by an additional period of up to 90 days in their sole discretion) or (ii) the Antitrust Division at any time indicates to Sellers that the DOJ Consent with respect to Buyers will not be granted, will be materially delayed and/or will be subject to material restrictions which could impair the consummation of the Transactions or the value of the Assets; and/or

8.2    Effect of Termination.  If this Agreement is validly terminated pursuant to Sections 8.1(a), 8.1(b) or 8.1(e) , this Agreement shall thereafter become null and void, and there shall be no liability or obligation on the part of any of the parties (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that (a) the provisions of Article X, Section 12.4 and Article XIII shall survive such termination, and (b) such termination shall not relieve any party of any liability for any willful material breach of this Agreement or for Fraud Claims. If this Agreement is validly terminated pursuant to Section 8.1(d), (a) the provisions of Article X, Section 12.4 and Article XIII shall survive such termination, (b) Buyers shall have no further rights and may assert no Liabilities whatsoever against Sellers or any of their respective assets, trustees, directors, officers, employees, partners, managers, members or shareholders with respect to this Agreement or the Transactions and (c) Sellers shall be entitled to recover from Buyers and any other parties liable therefor (whether directly, by way of guaranty, by or through piercing of the corporate veil, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or theory of recovery, or otherwise) any damages caused by such breach, and to obtain any and all other legal and equitable relief whatsoever, including specific performance, against Buyers and any such other parties that may be available to them at law or in equity.  If this Agreement is validly terminated pursuant to Section 8.1(c), (a) the provisions of Article X, Section 12.4 and Article XIII shall survive such termination, (b) Sellers shall have no further rights and may assert no Liabilities whatsoever against Buyers or any of their respective assets, trustees, directors, officers, employees, partners, managers, members or shareholders with respect to this Agreement or the Transactions and (c) Buyers shall be entitled to recover from Sellers and any other parties liable therefor (whether directly, by way of guaranty, by or through piercing of the corporate veil, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or theory of recovery, or otherwise) any damages caused by such breach, and to obtain any and all other legal and equitable relief whatsoever, including specific performance, against Sellers and any such other parties that may be available to them at law or in equity.  The breaching party shall further be liable to and reimburse the non-breaching party for all reasonable costs and expenses incurred or accrued by the non-breaching party (including reasonable attorneys’ fees and expenses) in connection with the collection under and enforcement of this Section 8.2, including reasonable costs and expenses of collecting amounts due pursuant to this sentence.  In no event shall any party be liable under any legal theory for any special, indirect, punitive, incidental, consequential or exemplary damages, however caused, arising out of or relating to this Agreement, even if such party has been advised of the possibility of such damages; provided, however, that notwithstanding the immediately foregoing sentence, nothing in this Agreement shall be deemed to prevent either Buyers or Sellers from recovering against Sellers or Buyers, as the case may be, their full respective benefit of the bargain as contemplated under the terms of this Agreement in the event of a breach hereof (including, in the event of a breach by Buyers, any damages Sellers may incur as a result of the future resale of the Assets in one or more transactions at a price lower than the Purchase Price).  Each of Buyers and Sellers acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions.

ARTICLE IX

INDEMNIFICATION

9.1    Survival of Representations, Warranties and Covenants.

(a)    The representations, warranties and covenants of Buyers and of Sellers contained herein shall survive the Closing as follows:

                    (i)    The representations and warranties made by Sellers in Sections 3.1, 3.2, 3.3, 3.5 (excluding clauses (c) and (d) thereof), 3.6(a), 3.6(b)(ii), 3.6(b)(iii), 3.6(b)(vii), 3.6(c), 3.6(d), 3.8 and 3.13 of this Agreement (collectively, the “Seller Fundamental Representations”), and the representation and warranties made by Buyers in Article IV of this Agreement (collectively, the “Buyer Fundamental Representations”), shall survive for 30 days past the date of expiration of the applicable statute of limitations relating to the subject matter thereof;

                    (ii)   All other representations and warranties of Sellers shall survive Closing for a period of (18) (eighteen) months; and

                    (iii)   Except as otherwise specifically provided herein, the covenants of Sellers and Buyers shall survive Closing without limitation as to time until such covenants shall have been performed in full.

(b)    Sellers and Buyers shall not have any liability under Sections 9.2 and 9.3, respectively, unless a claim for losses, liabilities or damages for which indemnification is sought thereunder is asserted by the respective party within the survival period set forth above, provided, however, that the timely written assertion of any claim by any such party against the Sellers or Buyers hereunder with respect to the breach or alleged breach of any representation, warranty or covenant shall extend the survival period with respect to such claim through the date such claim is conclusively resolved.

9.2    Indemnification by Sellers.  Subject to the terms of Sections 9.4, 10.3 and 10.4, Sellers shall, jointly and severally, indemnify, defend (as to Third-Party Claims only), protect, and hold harmless Buyers and their respective Affiliates at all times from and after the Closing Date from and against all Liabilities, whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary or patent or latent, incurred by Buyers as a result of or incident to (a) any breach of, misrepresentation in, untruth in or inaccuracy in any of the representations and warranties of any Seller in this Agreement or any agreement, document, instrument or certificate delivered pursuant to this Agreement, (b) the breach or nonperformance of any covenant or agreement of any Seller in this Agreement, (c) any Excluded Asset, (d) any Excluded Liability, (e) the failure to satisfy the Specified Title Requirements in accordance with Section 6.25, or (f) the costs of implementing the proposal for extending the landfill gas monitoring network as described in a letter dated August 7, 2008, from Herst & Associates to the South Carolina Department of Health and Environmental Control (“SC-DHEC”), and such other corrective measures as SC-DHEC may deem necessary to address those groundwater issues raised in a letter dated July 23, 2008, from the SC-DHEC to Anderson Regional Landfill.

9.3    Indemnification by Buyers.  Subject to the terms of Sections 9.4, 10.3 and 10.4, Buyers shall, jointly and severally, indemnify, defend (as to Third-Party Claims only), protect and hold harmless Sellers and their respective Affiliates at all times from and after the Closing Date from and against all Liabilities, whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, incurred by Sellers as a result of or incident to (a) any breach of, misrepresentation in, untruth in or inaccuracy in any of the representations and warranties of any Buyer in this Agreement or any agreement, document, instrument or certificate delivered pursuant to this Agreement, (b) the breach or nonperformance of any covenant or agreement of Buyers in this Agreement, (c)  from and after the Closing Date, any Asset or (d) any Assumed Liability.

9.4    Limitation on Liability.

(a)    The indemnification obligations set forth in Article IX shall (i) apply only if a Closing occurs, (ii) apply only after the aggregate amount of claims for indemnification from the Indemnifying Party under this Agreement exceeds 1% of the Purchase Price (the “Deductible”), and thereafter the Indemnifying Party shall solely be liable for indemnification obligations in excess of the Deductible, provided, however, that only claims, or series of related claims, equal to or in excess of $150,000 shall apply toward the Deductible and/or be indemnifiable after the Deductible has been exceeded (the “Minimum Claim Amount”).  Notwithstanding the foregoing, neither the Deductible nor the Minimum Claim Amount shall apply to any indemnification obligations on account of Fraud Claims or any breach or nonperformance of any Absolute Obligations.  “Absolute Obligations” means, collectively, the Sellers’ Fundamental Representations, the Buyers’ Fundamental Representations and the covenants and obligations set forth in Sections 1.7, 6.9(b), 6.20, 9.2(c), (d), (e) and (f) and 9.3(c) and (d).

(b)    Notwithstanding anything in this Agreement to the contrary, except with respect to indemnification obligations arising from or in connection with Fraud Claims or any breach or nonperformance of any Absolute Obligations, the maximum aggregate liability of Sellers and Buyers for Liabilities under this Article IX shall be 15% of the Purchase Price (the “Cap”).

(c)    Notwithstanding anything in this Agreement to the contrary, there shall be a single Deductible, Minimum Claim Amount and Cap (without duplication), respectively, under this Agreement for Buyers and Sellers, respectively, so that any indemnification obligations incurred by any Indemnifying Party who is a Seller or a Buyer, as the case may be, shall be cumulatively applied against the Deductible, Minimum Claim Amount and Cap for the Sellers and Buyers, respectively, subject in each case to the express conditions, exceptions and limitations set forth in this Agreement.

(d)    Notwithstanding anything to the contrary contained in this Agreement, Buyers shall not be entitled to any indemnification for any amounts reflected in the final Actual True-Up Amount calculation pursuant to Section 2.2.

(e)    Any indemnification payment due and owing by an Indemnifying Party to an Indemnified Party pursuant to this Article IX shall be reduced by (i) any insurance, indemnity, or other payments or recoveries of a like nature with respect thereto realized by an Indemnified Party (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to the matter for which indemnification would otherwise be available hereunder (after giving effect to the tax effect of receipt of the indemnification payments).

(f)    Notwithstanding any disclosure contained on any Schedule attached hereto (or otherwise made by any Seller to any Buyer) to qualify any representation, warranty, covenant or obligation, any Liability arising from or in connection with the subject matter so disclosed that constitutes a Fraud Claim or any breach or nonperformance of any Absolute Obligations shall be subject to indemnification by Sellers pursuant to Section 9.2 on the same basis as if the disclosure had not been made.  In the event that a representation contained in this Agreement is breached and such representation is qualified by words or phrases such as “material,” “Sellers’ Material Adverse Effect,” “Sellers’ Material Adverse Condition,” “materially,” “immaterial,” “immaterially,” “nonmaterial,” “substantially,” or words of similar import, such qualifiers shall be disregarded with respect to such breach for purposes of calculating the amount of any obligation of indemnity arising pursuant to this Article IX.

(g)    Subject to the terms of Section 8.2, in no event shall any Indemnifying Party have any Liability under this Agreement resulting from, arising out of, or relating to the breach of inaccuracy of any representation and warranty for incidental, punitive, indirect or consequential damages, except to the extent that such damages are owed or payable to a third party as a result of or in relation to such breach.

9.5    Indemnification Procedure Between Buyers and Sellers.  Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the Indemnified Party shall provide notice of such claim to the Indemnifying Party, stating in general terms the circumstances giving rise to the claim, specifying the amount of the claim (or an estimate thereof) and making a request for any payment then believed due (subject to the limitations in this Agreement).  Upon receipt of any such notice, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days.  If a resolution is not reached within such 30-day period, either party may commence the dispute resolution procedures set forth in Article XIII.   If all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall (subject to the terms of Section 9.4), within 10 days of such determination, pay the Indemnified Party such amount owed in cash.

9.6    Procedure for Indemnification with Respect to Third-Party Claims.

(a) If any third Person shall notify an Indemnified Party with respect to any matter that may give rise to a claim for indemnification against an Indemnifying Party (a “Third-Party Claim”) or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third-Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(b) If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.6(a) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Person against whom the Third-Party Claim is made joint representation would be inappropriate due to conflicts of interest), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand.  In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article IX, and the records and personnel of each shall be reasonably available to the other with respect to such defense.  With respect to any Third-Party Claim subject to indemnification under this Article IX, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and attorney work product privileges.  In connection therewith, each party agrees that (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with Applicable Law and rules of procedure) and (ii) all communications between any party  hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or attorney work product privilege.

9.7    Tax Treatment of Payment.  Unless otherwise required by Applicable Law or unless Sellers and Buyers otherwise mutually agree, any payment made under this Article IX shall be treated as an adjustment to the Purchase Price.

ARTICLE X

NONDISCLOSURE; REMEDIES

10.1    Nondisclosure by Buyers.  Buyers recognize and acknowledge that, in connection with the Transactions, Sellers have provided to Buyers and will provide to them prior to the Closing Date Confidential Information of Sellers, including lists of customers, operational policies and pricing and cost policies that are valuable, special and unique assets of Sellers.  Buyers agree that they will not, except as may be required by law or valid legal process, disclose such Confidential Information to any Person for any purpose or reason whatsoever, prior to the Closing Date except to authorized representatives of Buyer, unless such information is or becomes known to the public generally through no fault of Buyers.  The provisions of this Section 10.1 shall apply at all times prior to the Closing Date and for a period of one year following the earlier of (i) the Closing Date and (ii) termination of this Agreement without a Closing having occurred.

10.2    Confidential Information.  Neither Sellers nor any of their respective Affiliates shall at any time subsequent to the Closing, except as explicitly requested by Buyers or as otherwise provided in this Agreement, use for any purpose or disclose to any Person any Confidential Information relating primarily to the Assets or the Assumed Liabilities, all such information being deemed to be transferred to Buyers under this Agreement.  For purposes of this Agreement, “Confidential Information” shall mean proprietary, non-public information relating primarily to the Assets or the Assumed Liabilities.  The foregoing provisions shall not apply to any information which is or relates to an Excluded Asset or to the Excluded Liabilities or which relates to Tax matters of Sellers.  Both Sellers and Buyers shall maintain Confidential Information that relates to both Assumed Liabilities and Excluded Liabilities in duplicate.  If, at any time after the Closing, Sellers should discover that they are in possession of any records and files containing the Confidential Information of Buyers, then the party making such discovery shall immediately turn such records and files over to Buyers, which shall upon request make available to the surrendering party any information contained therein which is not Confidential Information.  Sellers agree that they will not assert a waiver of loss of confidential or privileged status of the information based upon such possession or discovery.

10.3    Exclusivity of Remedies.  Notwithstanding anything in this Agreement to the contrary, except for the terms of Section 8.2, Fraud Claims (except as otherwise provided in Section 8.2) and equitable or injunctive relief or claims for specific performance, as applicable, in accordance with the terms of Section 10.4, following the Closing:

(a)    the sole and exclusive remedies of the Sellers and their respective Affiliates for (i) any breach or inaccuracy of, or failure to perform, any representation, warranty, covenant or agreement of Buyers contained in this Agreement, the Schedules attached hereto or any certificated delivered in connection herewith, and/or (ii) any other Liabilities incurred by Sellers in connection with this Agreement shall be the indemnification provisions provided in Article IX.

(b)    the sole and exclusive remedies of the Buyers and their respective Affiliates for (i) any breach or inaccuracy of, or failure to perform, any representation, warranty, covenant or agreement of Sellers contained in this Agreement, the Schedules attached hereto or any certificated delivered in connection herewith, and/or (ii) any other Liabilities incurred by Buyers in connection with this Agreement, shall be the indemnification provisions provided in Article IX.

10.4    Equitable Relief for Violations.  The parties acknowledge that an irreparable injury may result to the non-violating party and its business in the event of a breach by the violating party of any provision in this Article X.  The parties also acknowledge and agree that the damages or injuries that a non-violating party sustains as a result of such a breach are difficult to ascertain and money damages alone may not be an adequate remedy to a non-violating party.  The parties therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under this Article X, such rights or obligations shall be enforceable by a court decree of specific performance and a non-violating party shall also be entitled to any injunctive relief from the court pursuant to Article XIII necessary to prevent or restrain any such breach.  Such relief shall be granted without the necessity of a showing of irreparable harm and without the posting of a bond or other security.  Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled in accordance with this Agreement.

ARTICLE XI

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings given to them below:

“Absolute Obligations” has the meaning specified in Section 9.4(a).

“Accounts Payable” has the meaning specified in Section 1.3(g).

“Accounts Receivable” means the meaning specified in Section 1.1(d).

“Acquisition Transaction” has the meaning specified in Section 6.22.

“Actual True-Up Amount” has the meaning specified in Section 2.3(a)(i).

“Additional Vehicle Sellers” has the meaning specified in Section 1.1.

“Adjustment Amount” has the meaning specified in Section 2.3(a)(ii).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person.  For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds 10% or more of the ownership interest in such other Person.

“Affiliated Group” means an affiliated group as defined in Code Section 1504(a) or any similar group defined under a similar provision of state or local Tax law.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Ancillary Agreements” means the Deeds, the Bills of Sale, the Assignment and Assumption Agreements, the Assignment, Assumption and Consent to Leased Real Property, and the other documents and agreements delivered by the parties pursuant to the terms of this Agreement.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Applicable Laws” means all federal, state, local and foreign statutes, laws, rules, regulations, orders, ordinances (including zoning restrictions and land use requirements and Environmental Laws and regulations) and all administrative and judicial judgments, rulings, decisions and orders applicable to Sellers, Buyers, the Assets.

“A/R Value” has the meaning specified in Section 2.3(a)(iii).

“Assets” has the meaning specified in Section 1.1.

“Assignment and Assumption Agreements” has the meaning specified in Section 2.5(e).

“Assignment, Assumption and Consent to Leased Real Property” has the meaning specified in Section 2.5(f).

“Assumed Contracts” has the meaning specified in Section 1.1(c)(xi).

“Assumed Liabilities” has the meaning specified in Section 1.3.

“Assumed Severance and Retention Bonus Liabilities” has the meaning specified in Section 6.10(b).

“Baseline EBITDA Amount” has the meaning in Section 2.2(a)(i).

“Benefit Plans” shall mean any (i) “cafeteria plan” as described in Code Section 125, (ii) “employee welfare benefit plan,” as defined in ERISA Section 3(1), or (iii) “employee pension benefit plan” as defined in ERISA Section 3(2), whether insured or otherwise including any multiemployer pension plan(s) to which the Sellers may be obligated to contribute.  Benefit Plans shall include, without limitation, any bonus, deferred compensation, incentive compensation, equity appreciation right, equity-based, incentive, severance, change-in-control, termination pay, hospitalization, medical, disability, life, supplemental unemployment, profit-sharing, pension or retirement plan, program, agreement or arrangement.

“Bills of Sale” means a general conveyance, assignment and bill of sale, providing for the conveyance, sale, transfer and assignment to Buyers of all of the Assets (other than the Real Property).

“Blanket Liens” has the meaning specified in Section 6.18.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are authorized or required by law to be closed in New York, New York.

“Buyer” and “Buyers” have the meanings specified in the introductory paragraph of the Agreement.

“Buyer Fundamental Representations” has the meaning specified in Section 9.1(a)(i).

“Buyers’ Assumption Agreements” means an assumption agreement providing for the assumption by Buyers of the Assumed Liabilities.

“Buyers’ Disclosure Schedules” means the schedules to the specific Sections of the Agreement delivered by Buyers to Sellers.

“Buyers’ Material Adverse Effect” means, with respect to the Buyers, an effect, event or change which materially adversely affects the ability of the Buyers to perform their obligations hereunder and/or to otherwise consummate the Transactions and other transactions contemplated hereby in accordance with the terms hereof.

“Buyers’ Representative” has the meaning specified in Section 6.23(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Closing” and “Closing Date” have the meanings specified in Section 2.4.

“Closing Purchase Price” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986.

“Collection Accounts” has the meaning specified in Section 1.1(c)(i).

“Collection Contracts” has the meaning specified in Section 1.1(c)(i).

“Confidential Information” has the meaning specified in Section 10.2.

“Confidentiality Agreement” has the meaning specified in Section 6.2.

“Containers” has the meaning specified in Section 1.1(b).

“Contract” means any agreement, contract, arrangement, understanding, lease, note, bond, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, or other legally binding agreement, whether written or oral, and including all amendments thereto.

“Customer Deposits” has the meaning specified in Section 1.3(b).

“Customer Issues” has the meaning specified in Section 1.7(a).

“Deductible” has the meaning specified in Section 9.4(a).

“Deed” means a special warranty deed, or its closest equivalent depending on Applicable Laws, in form and substance reasonably acceptable to Buyers.

“Deferred Revenue” has the meaning specified in Section 1.3(b).

“Disposal Accounts” has the meaning specified in Section 1.1(c)(iii).

“Disposal Contracts” has the meaning specified in Section 1.1(c)(iii).

“Disposal EBITDA” has the meaning specified in Section 2.3(a)(iii).

“DOJ” and “DOJ Consent” have the meanings specified in Section 6.11(b).

“EBITDA” has the meaning specified in Section 2.2(a)(ii).

“EBITDA Adjustment Amount” has the meaning specified in Section 2.2(a)(iii).

“EBITDA Due Diligence Period” has the meaning specified in Section 2.2(b).

“Employee Records” has the meaning specified in Section 1.1(e).

“Employment Contracts” has the meaning specified in Section 1.1(c)(x).

“Encumbrances” means liens, security interests, encumbrances, adverse claims, leases, rights of repurchase or purchase, rights of first refusal, pledges, voting trusts, equities and other restrictions, limitations or conditions on transfer of any nature whatsoever.

“Environmental Laws” means all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to workplace or worker safety and health or emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Permits” means any environmental permits, license approval, consent, or authorization issued by a federal, state, or local government or regulatory entity, to the extent related to the Assets.

“Equipment” has the meaning specified in Section 1.1(c)(vii).

“Equipment Leases” has the meaning specified in Section 1.1(c)(vii).

“Estimated True-Up Amount” has the meaning specified in Section 2.1.

“Estoppel Certificate” means an estoppel certificate from (i) the landlord of any Leased Real Property, (ii) the tenant of any Owned Real Property leased to third parties, but not including tenants of residential dwellings, or (iii) a Government Authority that is party to a franchise or other governmental agreement, in form and substance reasonably acceptable to Buyers, certifying as to matters reasonably requested by Buyers.

“Excluded Assets” has the meaning specified in Section 1.2.

“Excluded Liabilities” has the meaning specified in Section 1.4.

“Exclusivity Period” has the meaning specified in Section 6.22.

“Expert” has the meaning specified in Section 2.2(c).

“Fraud Claims” means indemnity claims based upon a willful, fraudulent or intentional misrepresentation or concealment of any Party contained in this Agreement or Buyers’ Disclosure Schedules or Sellers’ Disclosure Schedules, as applicable.

“FTC” means the United States Federal Trade Commission.

“Government Contracts” has the meaning specified in Section 1.1(c)(iv).

“Governmental Authority” means the Antitrust Division, any State of the United States of America, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Gulf Coast EBITDA” has the meaning specified in Section 2.2(b).

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes and toxic substances, including: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (B) that is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant” or “toxic substance” under any Environmental Law; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such under any Environmental Law; or (D) that contains gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde.

“Hold Separate Period” means the period beginning on December 4, 2008 and ending on the Closing Date pursuant to and in accordance with the Republic/Allied Consent Decree.

“Houston Disposal Agreement” has the meaning specified in Section 2.5(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indemnified Party” means a party seeking indemnification under Article IX.

“Indemnifying Party” means a party from whom indemnification is sought under Article IX.

“Inventory” has the meaning specified in Section 1.1(b).

“IP Rights” means all intangible rights and property, including all customer information and symbols, trademarks, service marks, logos and trade names, but expressly excluding the Retained IP.

“Knowledge”, whether capitalized or not, means: (a) with respect to Sellers, the actual, subjective knowledge of the following persons, without any duty of inquiry on their part: (a) Brian Bales, Raul Rodriguez, Jim Van Weelden, Regional Senior Vice Presidents and, solely with respect to the representations and warranties set forth in Sections 3.4(b), 3.5(c) and (d), 3.7, 3.9 and 3.11, the Regional Director of Engineering and Environmental Management in each region where the Assets are located; and (b) with respect to any Person other than Sellers, the actual, subjective knowledge, without any duty of inquiry, of such Person.

“Landfill Operating Contracts” has the meaning specified in Section 1.1(c)(v).

“Leased Real Property” has the meaning specified in Section 1.1(a).

“Liabilities” means any claims, obligations, damages, actions, suits, Proceedings, demands, assessments, adjustments, penalties, losses, debts, costs and expenses and any other liabilities of any kind or nature whatsoever (including court costs, reasonable attorneys’ and expert witness fees and expenses, consulting fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, asserted or unasserted, liquidated or unliquidated, accrued or unaccrued or due or to become due, and expressly including punitive damages, consequential damages, treble damages and any damages as a result of or relating to a loss of profits.

“Lubbock Deed Restriction” has the meaning specified in Section 6.26.

“Material Collection Contract” means a Collection Contract or Peachland/Angleton Contract from which a Seller or Sellers billed revenues for the twelve (12) months ended December 31, 2008 equal to or greater than $250,000.

“Material Disposal Contract” means a Disposal Contract from which a Seller or Sellers billed revenues for the twelve (12) months ended December 31, 2008 equal to or greater than $500,000.

“Minimum Claim Amount” has the meaning specified in Section 9.4(a).

“National Accounts” means customer accounts that involve a broader area than the area served by the Assets and that are managed by a Seller or by an Affiliate of a Seller pursuant to a national or regional account program, and that are not assignable pursuant to the terms of such program.

“Neutral Auditor” has the meaning specified in Section 2. 3(c).

“Offered Employee” has the meaning specified in Section 6.10(a).

“Office Equipment” has the meaning specified in Section 1.1(b).

“Office Equipment Leases” has the meaning specified in Section 1.1(c)(viii).

“Operating Agreement” has the meaning specified in Section 1.5.

“Ordinary Multiple” has the meaning specified in Section 2.2(b)(ii).

“Organizational Documents” means the certificates or articles of incorporation, certificates of formation or articles of organization and the bylaws, LLC operating agreements or partnership agreements, as applicable, of Sellers.

“Outside Date” has the meaning specified in Section 8.1(b)(ii).

“Owned Real Property” has the meaning specified in Section 1.1(a).

“Peachland/Angleton Accounts” has the meaning specified in Section 1.1(c)(ii)

“Peachland/Angleton Contracts” has the meaning specified in Section 1.1(c)(ii)

“Permits” means any permits, grants, filings, notices of intent, exemptions, licenses, authorizations, registrations, franchises, consents, approvals and related applications of every kind from or with any federal, state, local or foreign government or regulatory authorities or industrial bodies, including all FCC radio licenses or call signs, to the extent related to the Assets.

“Permitted Encumbrances” means: (i) zoning ordinances and regulations which do not materially adversely affect Buyers’ use or marketability of the Owned Real Property for its current uses; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; (iii) easements, encroachments, Encumbrances, covenants, conditions, reservations, restrictions and other matters identified on Schedule B or Schedule B-II of the Title Commitments or on the Surveys; (iv) Assumed Liabilities; and (v) the Lubbock Deed Restriction.

“Person” means any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Post-Closing Disposal EBITDA” has the meaning specified in Section 2.3(e).

“Post –Closing Measurement Period” has the meaning specified in Section 2.3(e).

“Post-Closing Seabreeze EBITDA” has the meaning specified in Section 2.3(f).

“Pre-Closing Adjustment Calculations” has the meaning specified in Section 2.2(b).

“Pre-Closing Caps” has the meaning specified in Section 6.9(b).

“Pre-Closing Indemnification Notice” has the meaning specified in Section 6.9(a).

“Pre-Closing Period” means any Tax period or portion thereof ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

“Prepaid Assets” has the meaning set forth in Section 1.1(h).

“Proceedings” means any claim, investigation, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise.

“Prorated Gulf Coast EBITDA Loss” has the meaning specified in Section 2.3(f).

“Purchase Price” has the meaning specified in Section 2.1.

“Real Estate Leases” has the meaning specified in Section 1.1(c)(ix).

“Real Property” has the meaning specified in Section 1.1(a).

“Records” has the meaning specified in Section 1.1(e).

“Registered Rolling Stock” has the meaning specified in Section 1.1(b).

“Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

“Republic/Allied Consent Decree” means that certain Proposed Final Judgment in U.S. et. al v. Republic Services, Inc. and Allied Waste Industries, Inc. and the Hold Separate Stipulation and Order (Civil Action No.: 1:08-cv-02076-RWR) as filed on December 4, 2008 in the District Court for the District of Columbia.

“Retained IP” means any and all symbols, trademarks, service marks, logos, trade names and other IP Rights of Sellers that are not listed on Schedule 1.1(g).

“Rolling Stock” has the meaning specified in Section 1.1(b).

“Rolling Stock Leases” has the meaning specified in Section 1.1(c)(vi).

“RSG Baseline EBITDA Amount” has the meaning specified in Section 2.2(a)(iii).

“RSG Pre-Closing Indemnification Notice” has the meaning specified in Section 6.9(b).

“SEC” has the meaning specified in Section 6.8.

“Seller” and “Sellers” have the meanings specified in the introductory paragraph of the Agreement.

“Seller Companies” has the meaning specified in Section 1.2(c).

“Seller Fundamental Representations” has the meaning specified in Section 9.1(a)(i).

“Sellers’ Disclosure Schedules” means the schedules to the specific Sections of the Agreement delivered by Sellers to Buyers, as supplemented pursuant to Section 6.9.

“Sellers’ Expenses” has the meaning specified in Section 6.6(a).

“Sellers’ Material Adverse Condition” means any effect, event, liability, circumstance, occurrence or change that, individually or when taken with all other related effects, events, liabilities, circumstances, occurrences or changes, adversely affects (or is reasonably likely to adversely affect) any of the Assets in an amount greater than the Minimum Claim Amount.

“Sellers’ Material Adverse Effect” means any effect, event, liability, circumstance, occurrence or change that, individually or in the aggregate, has, or is reasonably likely to have, a material adverse effect on the business, results of operations or financial condition of the Assets, taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Sellers conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (e) earthquakes, hurricanes or other natural disasters, but only to the extent any such effect, event or change described in clauses (a) through (e) do not materially disproportionately impact Sellers or the Assets.

“Sellers’ Representative” has the meaning specified in Section 6.23(a).

“Specified Title Requirements” means (i) requirement No. 8 listed on Schedule C of Title Commitment 08500333 for the Seabreeze Landfill and/or (ii) requirements No. 7 and 8 listed on Schedule B, Part 1 of Title Commitment 8-078A for the AW Duncan hauling facility.

“Specified EBITDA Allocation” has the meaning specified in Section 2.2(b)(i).

“Special Multiple” has the meaning specified in Section 2.2(b)(ii)

“Supplemental Seller Disclosure Schedule” has the meaning specified in Section 6.9(a).

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Surveys” has the meaning specified in Section 6.3(b).

“Tax” or “Taxes” means any federal, state, local, foreign, and other income, gross receipts, sales, use, ad valorem, transfer, franchise, real property, profits, payroll, withholding, unemployment, excise, customs, duties and other taxes, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties and additions to tax with respect thereto.

“Tax Returns” means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.

“Third-Party Claim” has the meaning specified in Section 9.6(a).

“Title Commitments” has the meaning specified in Section 6.3(a).

“Title Company” means Stewart Title Guaranty Company.

“Title Policy” has the meaning specified in Section 6.3(a).

“Title Requirements” means those matters shown on Schedule B-1 or Schedule C of the Title Commitments.

“Transactions” means the purchase by Buyers of the Assets from Sellers and the other related transactions contemplated by this Agreement.

“Transfer Station Operating and Transportation Contracts” has the meaning specified in Section 1.1(c)(v).

“Transferred Employee” has the meaning specified in Section 6.10(a).

“Transition Disposal Agreement” has the meaning specified in Section 2.7.

“Transition Services Agreement” has the meaning specified in Section 2.5(j).

“WARN Act” has the meaning specified in Section 6.10(c).

“WCN Baseline EBITDA Amount” has the meaning specified in Section 2.2(b).

“WCN Baseline EBITDA Amount” has the meaning specified in Section 2.2(b).

“WCN Pre-Closing Termination Notice” has the meaning specified in Section 6.9(b).

ARTICLE XII

GENERAL

12.1    Assignment; Binding Effect; Amendment.  This Agreement and the rights of the parties under it may not be assigned (except by operation of law) by Sellers without the prior written consent of Buyers or by Buyers without the prior written consent of the Sellers.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns.  This Agreement may be modified or amended only by a written instrument executed by all parties.

12.2    Entire Agreement.  This Agreement, together with its exhibits and schedules, is the final, complete and exclusive statement and expression of the agreement among the parties with relation to the subject matter of this Agreement.  This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

12.3    Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.4    Notices.

(a)    All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given and effective the day personally delivered 1 day after being sent by overnight courier, subject to signature verification, and 3 Business Days after the deposit in the U.S. mail of a writing addressed as below and sent first class mail, registered or certified, return receipt requested.  Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 12.4.

(b)    Notices to Buyers shall be addressed to them at:

                              Waste Connections, Inc.
                              35 Iron Point Circle, Suite 200
                              Folsom, California 95630-8589
                              Phone No.: (916) 608-8200
                              Fax No.: (916) 351-5607
                                 Attention: Ronald J. Mittelstaedt

                   and a copy to:

                              Shartsis Friese LLP
                              One Maritime Plaza, 18th Floor
                              San Francisco, California 94111-3598
                                 Phone No.: (415) 421-6500
                                 Fax No.: (415) 421-2922
                              Attention: Derek H. Wilson

(c)    Notices to Sellers shall be addressed to them at:

Republic Services, Inc.
18500 N. Allied Way
Phoenix, Arizona 85054
Tel:  (480) 627-2700
Fax:  (480) 627-2703
Attention: Timothy R. Donovan, Brian Bales and Tim Benter

                    with a copy to:

Akerman Senterfitt
One S.E. Third Avenue, Suite 2500
Miami, Florida  33131
Tel:  (305) 374-5600
Fax:  (305) 374-5095
Attention:  Jonathan L. Awner and Jose Gordo

12.5    No Waiver.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall any such delay or omission be construed as a waiver of or acquiescence in any such breach or as a waiver of or acquiescence in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after such waiver.

12.6    Captions.  The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions.

12.7    No Third-Party Beneficiaries.  Except for the provisions of Article IX relating to indemnified parties, nothing contained in this Agreement is intended or shall confer upon any other Person, including any union or employee or former employee of any Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

12.8    Severability.  In case any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties.  If such modification is not possible, such provision shall be severed from this Agreement.  In either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

12.9    Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute shall be deemed to refer to such statute as amended and to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “include” or “including” means include or including, without limitation.  All references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to articles and sections of, and exhibits and schedules to, this Agreement, respectively, unless the context shall otherwise require.

ARTICLE XIII

DISPUTE RESOLUTION

13.1    General.  Except with respect to disputes regarding the Actual True-Up Amount (which shall be governed by Section 2.2(c)), and except as provided in Article IX, the parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be brought exclusively in the state or federal courts located in Wilmington, Delaware.  By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts, (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction, (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Delaware, (d) waives any right to trial by jury, (e) agrees that any such dispute will be decided by court trial without a jury, (f) understands that it is giving up valuable legal rights under this Section 13.1, including the right to trial by jury, and that it voluntarily and knowingly waives those rights and (g) agrees that any party to this Agreement may file an original counterpart or a copy of this Section 13.1 with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section 13.1.

13.2    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.3    Attorneys’ Fees.  Should any litigation or proceeding be commenced under this Agreement, the successful party in such litigation or proceeding shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses and court or other costs incurred in such litigation or proceeding.  For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party.  If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYERS:

WASTE CONNECTIONS, INC.

By:	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Chief Executive Officer

SELLERS:

REPUBLIC SERVICES, INC.

By:	/s/ Tim M. Benter
Name:	Tim M. Benter
Title:	Vice President

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